Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 16,723,247,000 Common Shares
at R$0.90 Per 1,000 Common Shares
and
Up to 92,499,407,000 Preferred Shares
at R$1.10 Per 1,000 Preferred Shares

of

TELE LESTE CELULAR PARTICIPAÇÕES S.A.

by

BRASILCEL N.V.

a joint venture of

Portugal Telecom, SGPS, S.A.

PT Móveis, SGPS, S.A.
Telefónica Móviles, S.A.

Subject to the exceptions and conditions described herein, the tender offer will expire at 11:00 a.m., New York City time, on October 8, 2004, unless the offer is extended or earlier terminated. However, unless the offer is extended or earlier terminated, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of American Depositary Shares, or “ADSs,” participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004 (such date, as it may be extended by Brasilcel N.V. in its sole discretion, the “ADS Qualification Date”) and (2) if a holder of common shares or preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004 (such date, as it may be extended by Brasilcel N.V. in its sole discretion, the “Share Qualification Date”). Withdrawals of ADSs by ADS holders who wish to participate in the tender offer through the receiving agent will not be accepted after 5:00 p.m., New York City time, on October 6, 2004, unless the offer is extended or earlier terminated.

      Brasilcel N.V., a corporation organized under the laws of The Netherlands, or “Brasilcel,” a joint venture among Portugal Telecom, SGPS, S.A., PT Móveis, SGPS, S.A. (a wholly owned subsidiary of Portugal Telecom, SGPS, S.A.) and Telefónica Móviles, S.A., hereby invites the shareholders of Tele Leste Celular Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil, or “TLE,” to tender up to 16,723,247,000 common shares (ações ordinárias), no par value, and up to 92,499,407,000 preferred shares (ações preferenciais), no par value, of TLE to Brasilcel for purchase at a price of R$0.90 per 1,000 common shares and R$1.10 per 1,000 preferred shares in cash without interest, net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

      You may tender all or a portion of the common shares and preferred shares of TLE you hold. In the event of over-subscription of the tender offer, shares tendered before the expiration date will be subject to proration as described in this offer to purchase. Upon the terms and subject to the conditions of the tender offer, including the proration provisions, Brasilcel will purchase common shares and preferred shares of TLE, up to the maximum numbers of common shares and preferred shares set forth in the preceding paragraph, that are properly tendered before 11:00 a.m., New York City time, on October 8, 2004 and not properly withdrawn. However, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which is the ADS Qualification Date, and (2) if a holder of common shares or preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which is the Share Qualification Date, in each case by following the instructions in Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

(continued on next page)

      This offering document is intended solely for holders of TLE common shares and preferred shares who are residents of the United States of America and holders of ADSs representing TLE preferred shares. Separate offering materials in Portuguese are being made available simultaneously to holders of shares who are not residents of the United States.

September 1, 2004 (as amended on September 21, 2004)

      Persons that hold American Depositary Shares, or “ADSs,” representing preferred shares of TLE may participate in the tender offer by (1) tendering their ADSs to The Bank of New York, as receiving agent, and instructing the receiving agent to tender the preferred shares underlying those ADSs in the tender offer on their behalf or (2) surrendering their ADSs, withdrawing the underlying preferred shares from the ADS program and participating directly in the tender offer like other holders of preferred shares. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.” Each ADS represents 50,000 preferred shares of TLE.

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6 — “Conditions to the Tender Offer.”

      On August 30, 2004, the closing price of TLE common shares on the Bolsa de Valores de São Paulo — BOVESPA, or the “São Paulo Stock Exchange,” was R$0.76 per 1,000 common shares, and the closing price of TLE’s preferred shares was R$0.93 per 1,000 preferred shares. On August 30, 2004, the closing price of the TLE ADSs on the New York Stock Exchange was U.S.$15.70 per ADS. The tender offer offers holders of TLE common shares and preferred shares the opportunity to sell shares at a 20% premium over the volume weighted average prices of shares of that class on the São Paulo Stock Exchange over the 30 trading days up to and including August 24, 2004, the date of announcement of the tender offer.

      You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. None of Brasilcel, TLE, Portugal Telecom, SGPS, S.A., PT Móveis, SGPS, S.A., Telefónica Móviles, S.A., any of their affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether you should tender your shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

      Questions or requests for assistance may be directed to the contact person set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from that contact.

i

SUMMARY TERM SHEET

      This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. To better understand Brasilcel’s offer to you and for a complete description of the legal terms of the tender offer, you should read this entire offer to purchase carefully. Questions or requests for assistance may be directed to the information agent set forth on the back cover of this offer to purchase.

•	The Tender Offer: Brasilcel hereby invites the shareholders of TLE to tender up to 16,723,247,000 common shares and up to 92,499,407,000 preferred shares of TLE to Brasilcel for purchase at a price of R$0.90 per 1,000 common shares and R$1.10 per 1,000 preferred shares in cash without interest, net of the stock exchange and settlement fee described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

•	Conditions: The tender offer is not conditioned upon the tender of a minimum number of common shares or preferred shares or upon the receipt of any financing. However, Brasilcel’s obligation to consummate the purchase of common shares and preferred shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase, including the conditions set forth in Section 6 — “Conditions to the Tender Offer.”

•	Expiration Date and Qualification Dates: Subject to the exceptions and conditions described in the offer to purchase, the tender offer will expire at 11:00 a.m., New York City time, on October 8, 2004 (which time and date are referred to as the “Expiration Date”), unless the offer is extended or earlier terminated. The common shares and preferred shares purchased in the tender offer will be purchased through separate auctions on the São Paulo Stock Exchange that are currently scheduled to occur after 2:05 p.m., New York City time, on the Expiration Date. However, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which time and date is referred to as the “ADS Qualification Date,” and (2) if a holder of common shares or preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which time and date is referred to as the “Share Qualification Date.”

•	Procedures for Participating in the Offer: The procedures for electing to tender your shares differ depending on whether you hold ADSs representing TLE preferred shares or you hold common shares or preferred shares directly in Brazil. You should follow the instructions for your particular circumstances set forth under Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

•	Withdrawal: For a withdrawal to be effective, the broker who has been instructed to tender your shares or the preferred shares underlying your ADSs in the applicable auction described in Section 3 — Acceptance for Payment and Payment for Shares” must withdraw the order to sell those shares before the beginning of the applicable auction on the Expiration Date. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker who has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. In order to allow the broker selected by the receiving agent to withdraw the order to sell shares underlying ADSs held by ADS holders who wish to withdraw, a written notice of withdrawal from any ADS holder participating in the tender offer through the receiving agent must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004. Please note that if you are an ADS holder and you wish to preserve your effective right to withdraw up until the Expiration Date, you must follow the instructions in Section 4 — “Procedures for Accepting the Offer and Tendering Shares — Holders of ADSs — Direct Participation in the Tender Offer.” See Section 5 — “Withdrawal Rights.”

      For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your shares.

Who is offering to purchase my shares?	Brasilcel N.V., a corporation organized under the laws of The Netherlands, is offering to purchase up to 16,723,247,000 common shares and up to 92,499,407,000 preferred shares of TLE. Brasilcel is a joint venture of Telefónica Móviles, S.A., or “Telefónica Móviles,” Portugal Telecom, SGPS, S.A., or “Portugal Telecom,” and PT Móveis, SGPS, S.A., or “PT Móveis.” Brasilcel owned 58.7% of TLE’s common shares and 11.4% of TLE’s preferred shares, directly and indirectly, as of July 31, 2004. See Section 11 — “Certain Information About Brasilcel, TLE and Their Parent Companies.”

Why is Brasilcel offering to purchase my shares?	Brasilcel is undertaking this tender offer to increase its ownership of the common shares and preferred shares of TLE. If the tender offer is successful and Brasilcel purchases 16,723,247,000 common shares and 92,499,407,000 preferred shares, Brasilcel will own 114,810,418,296 common shares of TLE, or 68.7% of TLE’s common shares, and 128,323,263,625 preferred shares of TLE, or 40.9% of TLE’s preferred shares. Brasilcel believes that the tender offer also provides an efficient means to provide value to shareholders of TLE. The tender offer allows those TLE shareholders desiring to receive cash for their shares the opportunity to do so. The tender offer offers holders of TLE common shares and preferred shares the opportunity to sell shares at a 20% premium over the volume weighted average prices of shares of that class on the São Paulo Stock Exchange over the 30 trading days up to and including August 24, 2004, the date of announcement of the tender offer. See Section 2 — “Purpose of the Tender Offer.”

What will the purchase price for the shares be?	The purchase price in the tender offer will be R$0.90 per 1,000 common shares properly and timely tendered and not properly withdrawn and R$1.10 per 1,000 preferred shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the tender offer, Brasilcel will pay this purchase price in cash without interest, net of the fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or CBLC) in a percentage equal to 0.035% of the purchase price received by that holder.

How many shares will Brasilcel purchase?	Brasilcel will purchase up to 16,723,247,000 common shares and up to 92,499,407,000 preferred shares upon the terms and subject to the conditions of the tender offer, or such lesser number of shares as are properly and timely tendered and not properly withdrawn.

If the number of common shares or preferred shares properly tendered and not properly withdrawn is greater than the maximum number of shares of that class that Brasilcel intends to purchase, as described in the preceding paragraph, Brasilcel will purchase shares of each such class on a pro rata basis. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates.”

How will Brasilcel pay for the shares?	Brasilcel intends to pay for the shares it purchases in the tender offer from funds obtained from Portugal Telecom, Telefónica Móviles and PT Móveis. The tender offer is not subject to receipt of financing. See Section 7 — “Source and Amount of Funds.”

May ADS holders participate in the tender offer, and how may they do so?	Yes, ADS holders may participate in the tender offer.

An ADS holder may tender its ADSs to The Bank of New York, as receiving agent, no later than the ADS Qualification Date in accordance with the instructions set forth in Section 4 — “Procedures for Accepting the Offer and Tendering Shares” and the accompanying letter of transmittal. For those ADSs tendered through the receiving agent, the receiving agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the underlying preferred shares in the applicable auction described in Section 3 — “Acceptance for Payment and Payment for Shares,” and if the underlying preferred shares are accepted for purchase in the auction, those ADSs will be cancelled.

After acceptance by Brasilcel of the preferred shares underlying the ADSs tendered to the receiving agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase) and receipt of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then prevailing exchange rates, net of expenses for converting reais to U.S. dollars) of R$1.10 per 1,000 preferred shares, or R$55.00 per ADS, minus (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC, as described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates,” and (3) the holder’s pro rata portion of the fee or commission charged by the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer.

As an alternative to tendering its ADSs to the receiving agent, an ADS holder may also surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. The ADS holder would surrender to The Bank of New York, as depositary under TLE’s ADS program, the ADSs that represent preferred shares that it wishes to tender, pay a fee to the depositary in the amount of up to U.S. $5.00 per 100 ADSs or portion thereof surrendered and pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program. If an ADS holder surrenders ADSs and receives the underlying preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the Conselho Monetário Nacional, or the “National Monetary Council.” After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf before the CBLC in the same manner as any other direct holder of shares whose shares are registered at CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to qualify for the tender offer on its behalf no later than the Share Qualification Date in the manner described in this offer to purchase. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

Are there any conditions to the tender offer?	Yes, Brasilcel’s obligation to consummate the purchase of common shares and preferred shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase. See Section 6 — “Conditions to the Tender Offer.”

Is the tender offer being made to all holders of TLE shares?	Yes, the tender offer is open to all holders of TLE shares. However, this offering document is intended solely for holders of TLE shares who are residents of the United States and holders of ADSs representing TLE preferred shares. Separate offering materials in Portuguese are being made available simultaneously to holders of TLE shares who are not residents of the United States through publication in Brazil as required under Brazilian law.

After the tender offer, will TLE continue as a public company?	Yes, it will. The tender offer will reduce the number of outstanding common shares and preferred shares that are not held by Brasilcel or its affiliates. Based on the regulations of the Comissão de Valores Mobiliários, or the “Brazilian Securities Commission,” and the New York Stock Exchange, Brasilcel does not believe that its purchase of common shares or preferred shares in the tender offer will cause TLE’s remaining outstanding common shares and preferred shares to be delisted from the São Paulo Stock Exchange, ADSs representing TLE’s preferred shares to be delisted from the New York Stock Exchange or TLE to stop being subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Section 13 — “Effects of the Tender Offer on the Market for Shares.”

How long do I have to decide whether to tender my common shares or preferred shares in the tender offer, and how do I tender those shares?	The Expiration Date of the tender offer is 11:00 a.m., New York City time, on October 8, 2004. However, to participate in the tender offer, you must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which is the ADS Qualification Date, and (2) if a holder of common shares or preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which is the Share Qualification Date. To qualify to participate in the tender offer, you must follow the instructions set forth below:

• If you hold TLE ADSs and you wish to participate in the tender offer, you should follow the instructions set forth above under “May ADS holders participate in the tender offer, and how may they do so?”

• If you hold common shares or preferred shares directly in Brazil, you must, no later than the Share Qualification Date, (1) contact any broker authorized to conduct trades on the São Paulo Stock Exchange, (2) present certain required documentation and (3) ask the broker to tender your shares in the applicable auction on your behalf. To tender your shares, your broker must, no later than 11:00 a.m., New York City time, on the Expiration Date, transfer the shares to Account No. 7105-6 at CBLC, which is an account opened in the name of every shareholder and maintained by CBLC for the purpose of the tender offer, and present a sales order on your behalf through the São Paulo Stock Exchange’s Mega Bolsa electronic trading system. Common shares and preferred shares held through Banco ABN Amro Real S.A., or Banco ABN Amro, TLE’s transfer agent, are not registered at CBLC. Holders of common shares or preferred shares through Banco ABN Amro Real S.A. should therefore ask the broker they contact to request the transfer of their shares to the custody of CBLC in order to enable the broker to tender the shares on their behalf. It is the shareholder’s responsibility to contact a broker sufficiently in advance of the Share Qualification Date to ensure that Banco ABN Amro Real can transfer the shareholder’s shares to the custody of CBLC for deposit in the account specified above before the Share Qualification Date.

Any holder that does not know whether it holds its shares through CBLC or Banco ABN Amro Real S.A. should ask its custodian, representative, broker or other nominee.

Shares deposited in the CBLC account specified above may not be traded until the date of settlement of the tender offer, which is three Brazilian business days after the Expiration Date. If the shareholder wishes to trade shares that have been transferred to the CBLC account specified above, the shareholder must first with-

draw those shares from the tender offer. See Section 5 — “Withdrawal Rights.”

A beneficial owner of common shares, preferred shares or ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender shares, including preferred shares underlying ADSs, and may be charged a fee or commission by that person for tendering shares in the tender offer.

See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw my tendered shares, and how do I do so?	For a withdrawal to be effective, the broker who has been instructed to tender shares in the applicable auction described in Section 3 — “Acceptance for Payment and Payment for Shares,” including the broker selected by the receiving agent to tender preferred shares underlying ADSs, must withdraw the order to sell those shares before the beginning of the applicable auction on the Expiration Date. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions set forth below.

• If you are an ADS holder participating in the tender offer by tendering your ADSs to the receiving agent, your originally signed written notice of withdrawal must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004. Please note that if you are an ADS holder and you wish to preserve your ability to withdraw until the Expiration Date, you must surrender your ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares, as set forth under “May ADS holders participate in the tender offer, and how may they do so? ”

• If you hold common shares or preferred shares directly in Brazil, you or your representative in Brazil must contact the broker that you instructed to tender shares on your behalf in sufficient time to enable the broker to withdraw the order to sell your shares before the beginning of the applicable auction on the Expiration Date and must provide any documentation required by the broker.

See Section 5 — “Withdrawal Rights.”

What do the boards of directors of Brasilcel and TLE think of the tender offer?	None of Brasilcel, TLE or their respective boards of directors or executive officers make any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.

What will happen to the shares not tendered in the tender offer?	If you decide not to tender your shares in the tender offer, you will continue to hold the shares.

If a broker has tendered my shares in the tender offer, may I still trade my shares before the Expiration Date?	Although there is no legal restriction on trading your shares or ADSs, shares deposited in the CBLC account specified above may not be traded until the date of settlement of the tender offer, which is three Brazilian business days after the Expiration Date. If you wish to trade shares that have been transferred to the CBLC account specified above, you must first withdraw those shares from the tender offer. See Section 5 — “Withdrawal Rights.”

When will Brasilcel pay for the shares in the tender offer?	The common shares and preferred shares that Brasilcel purchases in the tender offer will be purchased through separate auctions on the São Paulo Stock Exchange that are scheduled to occur on the Expiration Date. Brasilcel will pay for shares accepted in the tender offer on the third Brazilian business day after the auctions, in accordance with the rules established by CBLC. See Section 3 — “Acceptance for Payment and Payment for Shares.”

Will I have to pay fees or brokerage commissions if I tender my shares?	Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and CBLC in a percentage equal to 0.035% of the purchase price received by that holder. In addition, the broker that tenders shares on your behalf in the auction will most likely charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See “Introduction” and Section 15 — “Fees and Expenses.”

If you are an ADS holder participating in the tender offer by tendering your ADSs to the receiving agent, you will pay (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares actually purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) your pro rata portion of the fee or commission charged by the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. Because the purchase price will be paid in reais, you will also pay the expenses for converting reais to U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer.

If you are an ADS holder who elects to surrender your ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares, you will pay (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) any fee or commission charged by your broker. Because the purchase price will be paid in reais, you will be responsible for converting the proceeds you receive into U.S. dollars if you wish to do so, and you must pay the expenses for converting reais to U.S. dollars. In addition, you must pay any taxes or governmental charges payable in connection with the cancellation of your ADSs.

What are the U.S. federal income and Brazilian tax consequences if I tender my shares?	Generally, when you receive cash in exchange for the shares you tender, including shares underlying ADSs, you will recognize gain or loss measured by the difference between the amount received and your basis in the tendered shares. See Section 8 — “Material Tax Consequences.”

Who may I speak with if I have questions about the tender offer?	You may contact the information agents for information regarding this offer to purchase:

The Brazilian Information Agent

for the Tender Offer is:

BES Securities
Av. Rio Branco 110, 33° andar
CEP 20040-001 Centro
Rio de Janeiro, Brazil
Telephone: (+55) 21 3212-3213

The U.S. Information Agent
for the Tender Offer is:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212)929-5500
or
Toll-Free (800)322-2885

If you are an ADS holder and have questions about how to participate in the tender offer through the receiving agent, you may contact the receiving agent:

The Bank of New York

Tender & Exchange Department
101 Barclay Street
Receive and Deliver Window, Street Floor
New York, NY 10286
Telephone: 1-800-507-9357

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      Brasilcel has made forward-looking statements in this offer to purchase that are subject to risks and uncertainties. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. These statements reflect Brasilcel’s current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in technology, regulation, the global cellular communications marketplace and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that neither Brasilcel nor TLE can assure you that the forward-looking statements contained in this offer to purchase will be realized. You are cautioned not to put undue reliance on any forward-looking information.

To the Holders of Common Shares and Preferred Shares of Tele Leste Celular Participações S.A. and American Depositary Shares Representing Preferred Shares of Tele Leste Celular Participações S.A.:

INTRODUCTION

      Brasilcel hereby invites the shareholders of TLE to tender up to 16,723,247,000 common shares (ações ordinárias), no par value, and up to 92,499,407,000 preferred shares (ações preferenciais), no par value, of TLE to Brasilcel for purchase at a price of R$0.90 per 1,000 common shares and R$1.10 per 1,000 preferred shares in cash without interest, net of the fee described in the next paragraph, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase.

      Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and CBLC in a percentage equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

      A beneficial owner who has preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender shares and may be charged a fee or commission by that person for tendering shares in the tender offer. In addition, the broker that tenders shares on behalf of any shareholder in the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares” will most likely charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. In addition, ADS holders participating in the tender offer by tendering their ADSs to the receiving agent must pay the fees, taxes and charges described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

      The purchase prices per 1,000 common shares and 1,000 preferred shares may be subject to applicable Brazilian withholding taxes. See Section 8 — “Material Tax Consequences — Material Brazilian Tax Consequences.”

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6 — “Conditions to the Tender Offer.”

      This offer to purchase contains important information that you should read before making any decision about the tender offer.

THE TENDER OFFER

1.	Terms of the Tender Offer; Expiration Date and Qualification Dates.

     General

      Upon the terms and subject to the conditions of the tender offer, Brasilcel will purchase up to 16,723,247,000 common shares and up to 92,499,407,000 preferred shares of TLE, or such lesser numbers of shares as are properly tendered before the Expiration Date and not properly withdrawn, at a price of R$0.90 per 1,000 common shares and R$1.10 per 1,000 preferred shares in cash without interest, net of the fee described in the next sentence, any applicable brokerage fees or combined commissions and applicable withholding taxes. Each shareholder that tenders shares in the tender offer and each ADS holder for whom the receiving agent tenders preferred shares underlying ADSs must pay a combined fee to the São Paulo Stock Exchange and CBLC in a percentage equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

      The term “Expiration Date” means 11:00 a.m., New York City time, on October 8, 2004, unless and until Brasilcel, in its sole discretion, has extended the period of time during which the tender offer will remain open. On that date, brokers acting on behalf of shareholders that wish to participate in the tender offer will present sell orders for the applicable shares in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares.” If Brasilcel extends the Expiration Date as described in the preceding sentence, the term “Expiration Date” will mean the latest time and date at which the tender offer, as so extended by Brasilcel, will expire. However, to participate in the tender offer, a holder must qualify for the tender offer (1) if a holder of ADSs participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which time and date is referred to as the “ADS Qualification Date,” and (2) if a holder of common shares or preferred shares, no later than 4:00 p.m., New York City time, on October 7, 2004, which time and date is referred to as the “Share Qualification Date.” See Section 4 — “Procedures for Accepting the Offer and Tendering Shares” for information about qualifying for the tender offer. If Brasilcel extends the Expiration Date, Brasilcel will also extend the ADS Qualification Date and the Share Qualification Date.

      ADS holders may participate in the tender offer by tendering their ADSs to The Bank of New York, as receiving agent, in accordance with the instructions set forth below under Section 4 — “Procedures of Accepting the Offer and Tendering Shares” and the accompanying letter of transmittal. For those ADSs tendered through the receiving agent, the receiving agent will tender the underlying preferred shares in the applicable auction described in Section 3 — “Acceptance for Payment and Payment for Shares,” and if the underlying shares are accepted for purchase in the auction, those ADSs will be cancelled. As an alternative to tendering its ADSs to the receiving agent, an ADS holder may also surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares.”

      The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6 — “Conditions to the Tender Offer.”

      Brasilcel will pay the purchase price for up to 16,723,247,000 common shares and up to 92,499,407,000 preferred shares properly tendered before the Expiration Date, and not properly withdrawn, on the third Brazilian business day following the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares.” If the number of common shares or preferred shares properly tendered before the Expiration Date and not properly withdrawn is less than or equal to the applicable number in the preceding sentence, Brasilcel will, upon the terms and subject to the conditions of the tender offer, purchase all the properly tendered shares of that class.

      If, between the date of this offer to purchase and the date of the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares,” there occurs any change in the number of shares into which TLE’s share capital is divided due to share dividends, share splits, reverse share splits or conversions, the maximum number of shares of each class to be purchased in the tender offer will be automatically adjusted in the same proportion. If such an event occurs, the São Paulo Stock Exchange will announce through its information system the new maximum number of shares of that class to be purchased in the tender offer.

     Proration

      In the event of over-subscription of the tender offer, shares tendered before the Expiration Date will be subject to proration. The proration period expires at the time of the applicable auction on the Expiration Date. If the number of common shares or preferred shares properly tendered and not properly withdrawn is greater than the maximum number of shares of that class that Brasilcel intends to purchase, as described in the preceding paragraph, Brasilcel will purchase shares of each class on a pro rata basis. If proration of tendered shares is required, the São Paulo Stock Exchange will determine the proration factor at the time of the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares.” Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder that tenders shares will be based on the ratio of the total number of shares of that class that Brasilcel accepts for purchase to the total number of shares of that class properly tendered and not properly withdrawn by all shareholders.

      The receiving agent will, in turn, apply the proration factor to ADSs that have been properly tendered to the receiving agent before the ADS Qualification Date and not withdrawn. In applying the proration factor, the receiving agent will round up or down to the nearest whole ADS tendered to the receiving agent by each ADS holder.

     Appraisal rights

      No appraisal rights for holders of TLE’s common shares or preferred shares, or ADSs representing TLE’s preferred shares, are available in connection with the tender offer.

Extension, Amendment and Termination

      To the extent permitted by applicable Brazilian and U.S. securities laws and the terms of the tender offer, Brasilcel reserves the right, at any time and from time to time, in its sole discretion, (1) to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of and payment for tendered shares, (2) to amend the tender offer in any respect and (3) to terminate the tender offer without purchasing any shares. In order to comply with the requirements of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the regulations thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Share Qualification Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Brasilcel may choose to make any public announcement, Brasilcel will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

      If Brasilcel makes a material change in the terms of the tender offer or the information concerning the tender offer, Brasilcel will extend the tender offer to the extent required by Rule 14e-1 under the Exchange Act and to the extent permitted under applicable Brazilian laws and regulations. If Brasilcel decides to increase the consideration being offered in the tender offer for the common shares or the preferred shares, the increase in the consideration being offered will be applicable to all shareholders of that class whose shares are accepted for payment under the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of those shares, the tender offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until the expiration of that ten-business-day period to the extend permitted under applicable Brazilian laws and regulations. Brasilcel does not expect to increase the amount of consideration currently available through this tender offer.

Tenders by Directors, Executive Officers and Affiliates of TLE

      To the knowledge of Brasilcel and TLE, no director, executive officer or affiliate of TLE intends to tender common or preferred shares in the tender offer.

Mailing

      This offer to purchase will be mailed by Brasilcel to any record holder of common shares or preferred shares of TLE resident in the United States, and any registered or beneficial holder of ADSs who requests a copy of this offer to purchase. Any U.S. resident broker, dealer, commercial bank, trust company and similar person whose name, or the name of whose nominee, appears on the shareholder lists of CBLC or Banco ABN Amro Real or who is listed as a participant in the security position listing of The Depository Trust Company, as the clearing agency for ADSs of TLE, may request additional copies of this offer to purchase for subsequent transmittal to beneficial owners of common shares, preferred shares or ADSs. Brokers, dealers, commercial banks and trust companies will be reimbursed by Brasilcel for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Definitions

      For purposes of this offer to purchase:

•	“Business day” means any day on which the principal offices of the Securities and Exchange Commission, or “SEC,” in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time; and

•	“Brazilian business day” means any day on which the São Paulo Stock Exchange is open for trading.

2.	Purpose of the Tender Offer.

      Brasilcel is undertaking this tender offer to increase its ownership of the common shares and preferred shares of TLE, of which it is the controlling shareholder. Brasilcel and its affiliates currently own 98,087,171,296 common shares of TLE, or 58.7% of TLE’s common shares, and 35,823,856,625 preferred shares of TLE, or 11.4% of TLE’s preferred shares. If the tender offer is successful and Brasilcel purchases 16,723,247,000 common shares and 92,499,407,000 preferred shares, Brasilcel will own 114,810,418,296 common shares of TLE, or 68.7% of TLE’s common shares, and 128,323,263,625 preferred shares of TLE, or 40.9% of TLE’s preferred shares.

      Brasilcel believes that the tender offer also provides an efficient means to provide value to shareholders of TLE. The tender offer allows those TLE shareholders desiring to receive cash for their shares the opportunity to do so. The tender offer offers holders of TLE common shares and preferred shares the opportunity to sell shares at a 20% premium over the volume weighted average prices of shares of that class on the São Paulo Stock Exchange over the 30 trading days up to and including August 24, 2004, the date of announcement of the tender offer. The volume weighted average price is calculated by multiplying the average share price for each day during the period by the volume traded on that day and dividing the product by the total volume traded over the 30 trading-day period.

      None of Brasilcel, TLE, Portugal Telecom, PT Móveis, SGPS, S.A., Telefónica Móviles, any of their affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether holders should tender their shares. None of these persons has authorized any person to make any recommendation on its behalf as to whether a holder should tender or refrain from tendering its shares in the tender offer. If you are in doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

      In particular, TLE, its board of directors and executive officers are not making a recommendation regarding the tender offer and are expressing no opinion of, and are remaining neutral toward the tender offer because (1) the tender offer is being made by the controlling shareholder of TLE and (2) the tender offer is a cash offer for only a portion of the common shares and preferred shares of TLE and TLE, its board of directors and its executive officers therefore believe that each investor should make its own decision as to the consideration being offered in the tender offer and whether to tender or refrain from tendering shares.

      Concurrently with this tender offer, Brasilcel has commenced tender offers for a portion of the common shares and preferred shares of its subsidiaries Tele Sudeste Celular Participações S.A. and Celular CRT Participações S.A. in order to increase its ownership of those classes of shares.

3.	Acceptance for Payment and Payment for Shares.

      The common shares and preferred shares purchased in the tender offer will be purchased through separate auctions on the São Paulo Stock Exchange. Both auctions are currently scheduled to occur after 2:05 p.m., New York City time, on October 8, 2004. Brokers acting on behalf of shareholders that wish to tender their shares must present sales orders on behalf of tendering shareholders by 11:00 a.m., New York City time, on October 8, 2004, which is the Expiration Date, through the São Paulo Stock Exchange’s Mega

Bolsa electronic trading system using the code “TLCP3L” for the common shares and “TLCP4L” for the preferred shares.

      Sales orders from brokers tendering common shares and preferred shares on behalf of tendering shareholders, including the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer must be submitted no later than 11:00 a.m., New York City time, on October 8, 2004, which is the Expiration Date. Sale orders for tendered shares that have not been withdrawn before the beginning of the applicable auction on the Expiration Date will be deemed accepted, subject to the proration provisions described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates,” and may not be withdrawn once the auction begins. All common shares and preferred shares purchased by Brasilcel in the tender offer will be acquired through buy orders at the prices set forth in this offer to purchase presented by BES Securities do Brasil, S.A. C.C.V.M., as broker for Brasilcel. BES Securities do Brasil, S.A. C.C.V.M. guarantees the settlement of the tender offer, except with respect to a competing offer from another offeror, as described below. BES Securities do Brasil, S.A. C.C.V.M. is controlled indirectly by a shareholder that holds 9.75% of the common shares of Portugal Telecom.

      Under Article 13 of Instruction No. 361, dated March 5, 2002, of the Brazilian Securities Commission, a third party is permitted to commence a competing tender offer for all or a portion of the shares of either class subject to this tender offer, so long as the competing offeror offers a price at least five percent greater than the price for that class offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the publication of offering materials in Brazil. In such an event, the auctions may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by Brasilcel. In the event of such a competing tender offer,

      Brasilcel may, in its sole discretion, but subject to Brazilian law and regulations and the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that Brasilcel extend the tender offer if it increases the consideration offered), submit a higher counteroffer for the shares sought by the competing offeror. In the event that the date of the auctions is extended or Brasilcel otherwise modifies the terms of the tender offer, Brasilcel will make an announcement of that fact in the manner described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Date.”

      Brasilcel reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase common shares or preferred shares in the tender offer, but any such transfer or assignment will not relieve Brasilcel of its obligations under this offer to purchase or prejudice the rights of tendering holders to receive payments for shares validly tendered and accepted for payment pursuant to the offer to purchase.

      Brasilcel will pay for shares accepted in the tender offer promptly after the Expiration Date on the third Brazilian business day following the auction, in accordance with the rules established by CBLC for net settlement. Under no circumstances will interest on the purchase price be paid by Brasilcel regardless of any delay in making that payment.

4.	Procedures for Accepting the Offer and Tendering Shares.

      To tender common shares or preferred shares in the tender offer, including preferred shares underlying ADSs, a shareholder or ADS holder must qualify for the tender offer no later than the dates indicated below. The steps the shareholder or ADS holder must follow in order to qualify differ according to whether it holds ADSs representing TLE preferred shares or whether it holders common shares or preferred shares directly in Brazil.

Holders of ADSs

Tender of ADSs to the Receiving Agent

      If a holder of ADSs wishes to participate in the tender offer, the holder may tender its ADSs to The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004, which is the ADS Qualification Date, in accordance with the instructions set forth below and in the accompanying letter of transmittal. For those ADSs tendered through the receiving agent, the receiving agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the underlying preferred shares in the auction, and if the underlying preferred shares are accepted for purchase in the auction, those ADSs will be cancelled so that the underlying shares may be tendered. There is no separate tender offer being made in the United States to acquire ADSs.

      Any holder of ADSs that wishes to tender ADSs to the receiving agent must, no later than the ADS Qualification Date, either:

•	complete and sign the accompanying letter of transmittal in accordance with the instructions contained therein and deliver that completed letter of transmittal, the applicable ADRs evidencing the ADSs tendered and all other required documents to the receiving agent no later than the ADS Qualification Date; or

•	request its broker, dealer, commercial bank, trust company or other nominee to effect the tender through the procedures of The Depository Trust Company by sending an agent message to the receiving agent’s account at The Depository Trust Company, or the “Book-Entry Transfer Facility,” no later than the ADS Qualification Date.

Delivery of documents to the Book-Entry Transfer Facility will not constitute delivery to the receiving agent.

      The letter of transmittal accompanying this offer to purchase is to be completed by ADS holders if ADRs are to be forwarded therewith. An agent’s message must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the receiving agent at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs or confirmation of any book-entry transfer into the receiving agent’s account at the Book-Entry Transfer Facility of ADSs delivered electronically, as well as a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message and any other documents required by the letter of transmittal, must be delivered to the receiving agent at one of its addresses set forth in the letter of transmittal prior to the ADS Qualification Date. If ADSs are forwarded to the receiving agent in multiple deliveries, a properly completed and duly executed letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

      Except as otherwise provided below, all signatures on the letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act, which are referred to collectively as “Eligible Institutions.” Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder of the ADSs tendered therewith and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the letter of transmittal or (2) if those ADSs are tendered for the account of an Eligible Institution.

      The term “agent’s message” means a message transmitted by means of the Book-Entry Transfer Facility to, and received by, the receiving agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the system of the Book-Entry Facility tendering ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the purchaser may enforce such agreement against the participant.

      The method of delivery of ADRs and all other required documents is at the sole option and risk of the tendering holders of ADSs. ADRs will be deemed delivered only when actually received by the receiving agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      No alternative, conditional or contingent tenders will be accepted, and no number of underlying preferred shares that would represent a fractional ADSs will be purchased. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of their ADSs for payment.

      All letters of transmittal, ADRs evidencing ADSs and other required documents delivered to the receiving agent by holders of ADSs will be deemed, without any further action by the receiving agent, to constitute acceptance by such holders of the tender offer with respect to the preferred shares represented by those ADSs, upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying letter of transmittal.

      After acceptance by Brasilcel of the preferred shares underlying the ADSs tendered to the receiving agent (subject to any pro rata reduction of the shares purchased as described in this offer to purchase) and receipt of payment of the consideration for those shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then prevailing exchange rates, net of expenses for converting reais to U.S. dollars) of R$1.10 per preferred shares, or R$55.00 per ADS, minus (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC, as described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates,” and (3) the holder’s pro rata portion of the fee or commission charged by the broker selected by the receiving agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. The ADS cancellation fee is payable to The Bank of New York, as depositary under the deposit agreement governing the TLE ADS program. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer. ADS holders for which preferred shares underlying those ADSs are purchased in the tender offer will receive the purchase price for the preferred shares purchased in the tender offer underlying the ADSs they tendered in cash by check or, in the case of ADSs held through the Book-Entry Transfer Facility, by means of delivery of funds to the account maintained at the Book-Entry Transfer Facility by the participant that has tendered the ADSs.

      If an ADS holder tenders ADSs but the underlying preferred shares are not accepted for payment for any reason (including, without limitation, any pro rata reduction of preferred shares accepted in the tender offer as described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Dates”), ADRs evidencing those ADSs will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the ADSs, as applicable, or, in the case of ADSs transferred through the Book-Entry Transfer Facility, the unpurchased ADSs will be credited to the account at the Book-Entry Transfer Facility from which they were tendered as soon as practicable after the expiration or termination of the tender offer or the proper withdrawal of the ADSs, as applicable.

      A tender of ADSs to the receiving agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of its ADSs, all those ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to submit a tender of ADSs to the receiving agent on the beneficial owner’s behalf before the ADS Qualification Date.

Guaranteed Delivery of ADSs.

      If an ADS holder desires to tender ADSs pursuant to the offer and cannot deliver those ADSs and all other required documents to the receiving agent by the ADS Qualification Date or that holder cannot complete the procedure for delivery by book-entry on a timely basis, those ADSs may nevertheless be tendered if all of the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this offer to purchase is received by the receiving agent (as provided below) by the ADS Qualification Date; and

•	the ADRs evidencing the ADSs (or a confirmation of a book-entry transfer of such shares into the receiving agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed letter of transmittal with any required signature guarantee or an agent’s message and any other documents required by the letter of transmittal, are received by the receiving within three (3) NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the receiving agent and must include a guarantee by an Eligible Institution in the form set forth in that Notice.

Direct Participation in the Tender Offer

      As an alternative to tendering its ADSs to the receiving agent, an ADS holder may also surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

•	surrender to The Bank of New York, as depositary under TLE’s ADS program, at 101 Barclay Street, New York, New York 10286, the ADSs that represent preferred shares that it wishes to tender;

•	pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program.

      If an ADS holder surrenders ADSs and receives the underlying preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the National Monetary Council. See Section 14 — “Certain Legal and Regulatory Matters — Registering Under Resolution No. 2,689/00” for more information on obtaining a foreign investor registration.

      After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares whose shares are registered at CBLC. The Brazilian representative must follow all the steps set forth below under “— Direct Holders of Common Shares or Preferred Shares.” The holder will need to take these steps in sufficient time to allow its Brazilian representative to qualify for the tender offer on its behalf no later than the Share Qualification Date in the manner described in “— Direct Holders of Common Shares or Preferred Shares.”

      Tendering the preferred shares underlying the ADSs and participating directly in the tender offer allows holders to benefit from withdrawal rights as to the tender offer until the beginning of the applicable auction on the Expiration Date, as described in Section 5 – “Withdrawal Rights.” However, withdrawal of the preferred shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the depositary without any assurance that the preferred shares withdrawn from the ADS program will not be subject to proration. In addition, upon the redeposit of preferred shares into TLE’s ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the depositary.

Questions

      Questions by an ADS holder regarding procedures and requirements for tendering ADSs in the tender offer may be directed to:

The Bank of New York

Tender & Exchange Department
101 Barclay Street
Receive and Deliver Window, Street Floor
New York, NY 10286
Telephone: 1-800-507-9357

Direct Holders of Common Shares or Preferred Shares

      A holder of common shares or preferred shares must, no later than 4:00 p.m., New York City time, on October 7, 2004, which is the Share Qualification Date, either personally or by means of a duly appointed proxy, contact any broker authorized to conduct trades on the São Paulo Stock Exchange, present the documentation listed below and ask the broker to tender its shares in the auction on its behalf. To tender a holder’s shares, the holder’s broker must, no later than 11:00 a.m., New York City time, on the Expiration Date, (1) transfer the shares to Account No. 7105-6 at CBLC, which is an account opened in the name of every shareholder and maintained at CBLC for the purpose of the tender offer and (2) present a sale order on behalf of the holder through the São Paulo Stock Exchange’s Mega Bolsa electronic trading system using the codes set forth in Section 3 — “Acceptance for Payment and Payment for Shares.” Shareholders must pay any fee or commission charged by their broker.

      Common shares or preferred shares held directly in Brazil are generally held either through CBLC or through Banco ABN Amro Real, TLE’s transfer agent. CBLC is the custodian for common shares and preferred shares of TLE that are traded on the São Paulo Stock Exchange, and settlement of the tender offer will occur through the facilities of CBLC. Shareholders that have invested in TLE shares under Resolution No. 2,689/00 of the National Monetary Council, for example, hold their shares through CBLC. These shareholders should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf.

      Holders of common shares or preferred shares through Banco ABN Amro Real should ask the broker they contact to request the transfer of their shares to the custody of CBLC in order to enable the broker to tender the shares on their behalf. Before it will accept an order to transfer shares to a broker, Banco ABN Amro Real will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation listed below to make sure they are the same. If there are inconsistencies between the records, Banco ABN Amro Real will not transfer the shares. It is the responsibility of any shareholder through Banco ABN Amro Real to ensure that the information it provides to its broker is consistent with that in Banco ABN Amro Real’s records. It is also the shareholder’s responsibility to contact a broker sufficiently in advance of the Share Qualification Date to ensure that Banco ABN Amro Real can transfer the shareholder’s shares to the custody of CBLC for deposit in the account specified above before the Share Qualification Date.

      Any holder that does not know whether it holds its shares through CBLC or Banco ABN Amro Real S.A. should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in common shares or preferred shares in Brazil other than through Resolution 2,689/00 of the National Monetary Council should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and Brasilcel cannot guarantee whether the holder would be able to make that change in time to participate in the tender offer.

      Shares deposited in the CBLC account specified above may not be traded until the date of settlement of the tender offer, which is three Brazilian business days after the Expiration Date. If the shareholder wishes to trade shares that have been transferred to the CBLC account specified above, the shareholder must first withdraw those shares from the tender offer. See Section 5 — “Withdrawal Rights.”

      In order to qualify for the tender offer, shareholders must present the following documents and any additional information or documents that may be requested by Brasilcel, CBLC, Banco ABN Amro Real or their broker:

•	shareholder who is a natural person must present certified copies of his or her:

•	identity card or passport;

•	taxpayer registration card (CPF); and

•	a document proving the residence of the shareholder.

•	A shareholder that is a legal entity must present certified copies of its:

•	certificate of incorporation and bylaws, or other organizational documents;

•	taxpayer registration card (CPNJ);

•	a corporate document granting powers of representation to the officer or other person acting on its behalf; and

•	the identity card or passport, taxpayer registration card (CPF) and document proving residence of the person acting on the entity’s behalf.

      Representatives of estates, minors, incapacitated persons and proxies must also present:

•	originals or certified copies of the personal documents mentioned above for the representatives themselves;

•	in the case of representatives of estates, minors and incapacitated persons, originals or certified copies of the judicial authorizations that grant them powers of representation; and

•	in the case of proxies, originals or certified copies of the documents that grant them powers of representation.

General

      Questions or requests for assistance may be directed to the information agents set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from that contact person.

      All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of common shares or preferred shares will be determined by Brasilcel in its sole discretion, which determination shall be final and binding on all parties. Brasilcel reserves the absolute right to reject any and all tenders determined by it not to be in proper form. Brasilcel also reserves the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither Brasilcel nor any of its affiliates or assigns or other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Brasilcel’s interpretation of the terms of the tender offer will be final and binding.

      The tender of shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms of the tender offer, as well as the tendering shareholder’s representation and warranty to Brasilcel that:

•	the shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares or other securities issued or issuable in respect of those shares); and

•	when the shares are accepted for payment by Brasilcel, Brasilcel will acquire good and unencumbered title to the shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

5. Withdrawal Rights.

      Shareholders or ADS holders that have qualified for the tender offer may withdraw from the tender offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker who has been instructed to tender shares in the auctions described in Section 3 — “Acceptance for Payment and Payment for Shares,” including the broker selected by the receiving agent to tender preferred shares underlying ADSs, must withdraw the order to sell those shares before the beginning of the applicable auction on the Expiration Date. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker who has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. In order to allow the broker selected by the receiving agent to withdraw those shares underlying ADSs held by ADS holders who wish to withdraw, a written notice of withdrawal from any ADS holder participating in the tender offer through the receiving agent must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions below.

Holders of ADSs

      If an ADS holder is participating in the tender offer by tendering its ADSs to the receiving agent, its originally signed written notice of withdrawal must be received by the receiving agent no later than 5:00 p.m., New York City time, on October 6, 2004 at the address below or, in the case of Eligible Institutions, at the facsimile number below.

By Mail:	By Hand or Overnight or Courier:
The Bank of New York Tender & Exchange Department P.O. Box 11248 New York, NY 10286-1248	The Bank of New York Tender & Exchange Department 101 Barclay Street Receive and Deliver Window, Street Floor New York, NY 10286

By Facsimile Transmission (for Eligible Institutions Only):

(212) 815-6433
To confirm facsimile transmission only:
(212) 815-6212

      Any such notice of withdrawal must:

•	specify the name of the person that tendered the ADSs to be withdrawn;

•	in the case of a tender by book-entry transfer, specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing his election to have such ADSs tendered;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such ADSs were tendered (including any required signature guarantees); and

•	specify the ADSs to be withdrawn, if not all of the ADSs tendered by the holder.

      If an ADS holder withdraws ADSs from the tender offer, the ADRs evidencing those ADSs will be returned promptly after the proper withdrawal of the ADSs or, in the case of ADSs transferred through the Book-Entry Transfer Facility, the properly withdrawn ADSs will be credited promptly into the receiving agent’s account at the Book-Entry Transfer Facility pursuant to book-entry transfer procedures and such ADSs will be credited promptly to an account maintained with the Book-Entry Transfer Facility for the ADSs after the proper withdrawal of the ADSs. Properly withdrawn ADSs may be retendered by following the procedures described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares” at any time on or prior to the ADS Qualification Date.

      Please note that any ADS holder that wishes to preserve its effective right to withdraw up until the beginning of the applicable auction on the Expiration Date must surrender its ADSs, withdraw the underlying preferred shares from the ADS program and participate directly in the tender offer like other holders of preferred shares. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares — Holders of ADSs — Direct Participation in the Tender Offer.”

Direct Holders of Common Shares and Preferred Shares

      If a shareholder directly holds common shares or preferred shares, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender shares on its behalf in sufficient time to enable the broker to withdraw the order to sell those shares before the beginning of the applicable auction on the Expiration Date and must provide any documentation required by the broker. Shareholders who wish to withdraw from the tender offer are strongly advised to contact their brokers well before the beginning of the applicable auction.

General

      In addition, in accordance with Section 14(d)(5) of the Exchange Act, shareholders that have tendered shares may withdraw those shares at any time after October 30, 2004 if the auctions have not occurred before that date by communicating their request to withdraw their shares in the manner described above.

      Even if Brasilcel extends the tender offer, is delayed in accepting shares for payment pursuant to the tender offer for any reason or is unable to accept shares for payment pursuant to the tender offer for any reason, elections to tender may be withdrawn only as described in this section, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the tender offer to the extent required by law. See Section 1 — “Terms of the Offer; Expiration Date and Qualification Dates.”

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Brasilcel, in its sole discretion, whose determination will be final and binding. Neither Brasilcel nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

      Withdrawals of tendered shares may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of common shares and preferred shares that have properly withdrawn tendered shares may re-qualify those shares for the tender offer at any time before the Share Qualification Date by following the procedures described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares.” ADS holders that have properly withdrawn their ADSs from the tender offer may retender those ADSs to the receiving agent at any time before the ADS Qualification Date by following the procedures described in that section.

6.	Conditions to the Tender Offer.

      Notwithstanding any other provisions of this offer to purchase and in addition to any rights Brasilcel may have to terminate or modify the terms of the tender offer set forth in the last paragraph of this section, Brasilcel will not be required to accept for payment or pay for any TLE common shares or preferred shares, subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this offer to purchase and on or before 8:00 a.m., New York City time, on the Expiration Date, any of the following shall have occurred:

(1)	the businesses, conditions, income, operations or share ownership of TLE or its direct or indirect subsidiaries become subject to a material adverse change as a result of the occurrence of any of the following events:

•	the issuance of any act by any governmental organ of the executive, legislative or judicial powers that:

•	questions, restricts or limits the ability of Brasilcel to carry out any of the tender offers for shares of TLE, hold shares of any of TLE, not acquire additional shares of TLE, exercise the rights inherent thereto or receive distributions thereunder;

•	terminates or amends any of the terms and conditions of any licenses, authorizations or concessions granted for the conduct of the businesses of TLE or its direct or indirect subsidiaries;

•	expropriates, confiscates or limits the free disposal of the assets of any of the subject companies or any of its direct or indirect subsidiaries;

•	reduces tariffs or rates for services charged by TLE or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden TLE or their direct or indirect subsidiaries; or

•	suspends, restricts or limits transactions in the foreign exchange market or the inflow or outflow of funds into or out of Brazil;

•	the occurrence of war or grave civil or political unrest inside or outside Brazil;

•	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or the occurrence of any other external factor that causes significant damage to:

•	the infrastructure, communication systems or the rendering of public services in the states in which the TLE or any of its direct or indirect subsidiaries renders services or in any other relevant areas of Brazil; or

•	the assets of TLE or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(2)	a general suspension of, or a limitation in the trading of, securities in general or of the shares or ADSs issued by TLE on the São Paulo Stock Exchange or the New York Stock Exchange for more than 24 hours;

(3)	a decrease of 20% or more, as of the closing of any trading session, of the value of the São Paulo Stock Exchange index known as IBOVESPA, expressed in U.S. dollars (converted in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil, or the “Central Bank,” through the SISBACEN system at 6:00 p.m. on that date), in relation to that verified on August 25, 2004, the date of publication of the Notice of Material Fact relating to the tender offer, which value was 7.814 points, in U.S. dollars;

(4)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the real in relation to the U.S. dollar (in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank through the SISBACEN system at 6:00 p.m. on that date), in relation to that verified on August 25, 2004, the date of the Notice of Material Fact relating to the tender offer, which value was R$2.9508;

(5)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates that adversely affects or impedes the consummation of any of the tender offer by Brasilcel;

(6)	the revocation of any governmental authorization necessary for the consummation of the tender offer or the issuance of any act by any governmental authority that impedes Brasilcel from carrying out the tender offer or imposes an obligation to buy or sell shares issued by TLE; or

(7)	the making of comments by the SEC as to the materials filed in the United States related to the tender offer (including the Schedule TO of which this offer to purchase is a part and the exhibits to the Schedule TO) that adversely affect or impede the consummation of the tender offer by Brasilcel.

      This tender offer is not subject to any conditions other than those specified above.

      Brasilcel is entitled to waive on or more of these conditions, in whole or in part, at any time and from time to time until 8:00 a.m., New York City time, on the Expiration Date, to the extent permitted by law. If any of the conditions is triggered, Brasilcel will publish a Notice of Material Fact clarifying whether it will continue the tender offer (if Brasilcel waives the condition) or whether the tender offer will have no more effect.

      In addition, under Brazilian law, Brasilcel is permitted to terminate or modify the terms of the tender offer if a substantial and unforeseeable change in the facts and circumstances existing on the date of this offer to purchase has occurred that materially increases the risks assumed by Brasilcel in connection with the tender offer. If such an event occurs, Brasilcel will issue a Notice of Material Fact clarifying whether the tender offer is to continue, and on what conditions, or whether the tender offer will have no more effect.

7.	Source and Amount of Funds.

      The total amount of funds required by Brasilcel to purchase the maximum number of common shares and preferred shares subject to the tender offer, before fees and expenses, is estimated to be approximately R$117 million. The total amount of funds required by Brasilcel to purchase the maximum number of common shares and preferred shares subject to the tender offers relating to TLE, Tele Sudeste Celular Participações S.A. and Celular CRT Participações S.A., before fees and expenses, is estimated to be approximately R$615 million. Brasilcel intends to pay this amount from funds obtained from intercompany loans from its controlling shareholders Telefónica Móviles and Portugal Telecom but has not yet signed a loan agreement with these shareholders. Telefónica Móviles intends to obtain its portion of the funds to be provided to Brasilcel from borrowings from its subsidiary Telefónica Móviles España, S.A., or “TME.” Under a line of credit agreement, dated June 28, 2004, TME has granted Telefónica Móviles a line of credit in the maximum amount € 2.0 billion. Under the agreement, Telefónica Móviles may draw down on the line of credit one or more times until June 30, 2005, and amounts borrowed under the line of credit mature on June 30, 2011. Amounts drawn under the line of credit bear interest at the three-month EURIBOR rate plus 0.58% per annum, payable every three months unless TME elects to capitalize the interest for any three-month period. The agreement is unsecured and is not subject to conditions. Telefónica Móviles believes it will have sufficient availability under this agreement to obtain the funds necessary for the tender offer. A copy of the loan agreement is filed as an exhibit to the Schedule TO to which this offer to purchase is also an exhibit. TME, in turn, will obtain the funds provided to Telefónica Móviles from cash on hand. Portugal Telecom intends to obtain its portion of the funds to be provided to Brasilcel from cash on hand. There are no conditions to any of the loans described above, and there are currently no alternative financing arrangements or plans in the event these loans are not funded. There are no current plans or arrangements to refinance these loans. The tender offer is not conditioned upon the receipt of financing by any party.

8.	Material Tax Consequences.

Material United States Federal Income Tax Consequences

      The following summary describes the material U.S. federal income tax consequences of the tender offer for common shares and preferred shares of TLE. The discussion set forth below is only applicable to U.S. Holders (as defined below) who tender common shares or preferred shares of TLE (including preferred shares underlying the TLE ADSs) in the tender offer. Except where noted, it deals only with common shares and preferred shares of TLE held as capital assets and does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended, or the “Code” (including, but not limited to, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currency, holders who have a functional currency other than the U.S. dollar, and holders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the tender offer. The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their own tax advisors concerning the U.S. federal tax consequences of the tender offer in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

      If a partnership holds common shares or preferred shares of TLE, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such common shares or preferred shares, the holder is urged to consult its tax advisors regarding the tax consequences of the tender offer.

      As used in this subsection “— Material United States Federal Income Tax Consequences,” the term “U.S. Holder” means a beneficial holder of common shares or preferred shares of TLE that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Consequences of the Tender Offer

      The receipt of cash in exchange for common shares or preferred shares of TLE pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of common shares or preferred shares of TLE will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the common shares or preferred shares exchanged. Gain or loss must be calculated separately for each block of common shares or preferred shares exchanged by the U.S. Holder. Subject to the discussion under “— Passive Foreign Investment Company Rules,” such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the common shares or preferred shares are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      The amount of any cash paid in reais will equal the U.S. dollar value of the reais received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder, regardless of whether the reais are converted into U.S. dollars. If the reais received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the reais equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as ordinary income or loss.

Section 306

      If a U.S. Holder tenders common shares or preferred shares that qualify as “Section 306 stock” as defined in Section 306 of the Code, such holder’s tax consequences may be different than those described above. Such holders should consult their own tax advisors with respect to their common shares or preferred shares of TLE and the application of the rules thereto under Section 306 of the Code.

Passive Foreign Investment Company Rules

      Based on the projected composition of its income and valuation of its assets, including goodwill, Brasilcel does not believe that TLE will be in the current year, or has been in 1998 or any subsequent taxable year, a passive foreign investment company (“PFIC”), although there can be no assurance in this regard. PFIC status, moreover, is a factual determination that is made annually. Accordingly, it is possible that TLE may have been a PFIC in prior taxable years or may become a PFIC in the current taxable year due to changes in valuation or composition of its income or assets. If TLE is or was a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

      In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

      The asset test is based on the average of the value of TLE’s assets for each quarter during the taxable year. If TLE owns at least 25% by value of another company’s stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

      In determining that Brasilcel does not believe that TLE is a PFIC in the current year, Brasilcel is relying on TLE’s projected capital expenditure plans and projected revenue for the current year. In addition, Brasilcel’s determination is based on a current valuation of TLE’s assets, including goodwill. In calculating goodwill, Brasilcel has valued TLE’s total assets based on TLE’s total market value, which, in turn, is based on the market value of TLE’s shares and is subject to change. In addition, Brasilcel has made a number of assumptions regarding the amount of this value allocable to goodwill. Brasilcel believes its valuation approach is reasonable. However, it is possible that the U.S. Internal Revenue Service, or “IRS,” may challenge the valuation of TLE’s goodwill, which may also result in it being classified as a PFIC. Because Brasilcel has valued TLE’s goodwill based on the market value of TLE’s shares, a decrease in the price of its shares may also result in TLE becoming a PFIC.

      If TLE is or was a PFIC for any taxable year during which a U.S. Holder holds its TLE common shares or preferred shares, such U.S. Holder will be subject to special tax rules with respect to any gain realized from the tender offer. Under these special tax rules (i) the gain will be allocated ratably over the U.S. Holder’s holding period for the TLE common shares or preferred shares, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which TLE was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

      If a U.S. Holder holds TLE common shares or preferred shares in any year in which TLE is classified as a PFIC, such holder would be required to file IRS Form 8621.

      In certain circumstances, a U.S. Holder, in lieu of being subject to the special tax rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. If a valid mark-to-market election was made by a U.S. Holder in the current or any prior taxable year (and such election remains in effect), the special tax rules discussed above do not apply. Any gain recognized pursuant to the tender offer will be treated as ordinary income in the current taxable year. U.S. Holders are urged to consult their tax advisors about the mark-to-market election and whether any such election would be applicable with respect to their particular circumstances.

      U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding TLE common shares or preferred shares if TLE is or has been considered a PFIC in any taxable year.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to the cash payments received pursuant to the tender offer paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report dividends or interest required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

Material Brazilian Tax Consequences

      The following discussion summarizes the material Brazilian tax consequences of the disposition of TLE’s common shares or preferred shares by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes, or a “U.S. holder” for purposes of this subsection “— Material Brazilian Tax Consequences,” including a disposition of common shares or preferred shares in the tender offer. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of TLE shares in the tender offer.

      According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

      Gains realized outside Brazil or in Brazil by a U.S. holder or a non-Brazilian holder on disposition of TLE’s common shares or preferred shares or by an ADS holder on the disposition of ADSs representing TLE’s preferred shares may be taxed at 25%, 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

•	Gains realized by a U.S. holder or a non-Brazilian holder through transactions on Brazilian stock exchanges, including the disposition of common shares or preferred shares of TLE in the tender offer, are generally subject to tax at a rate of 20%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council, or the “CMN Regulations,” as described below.

•	Gains realized by a U.S. holder and a non-Brazilian holder in a transaction conducted off of a stock exchange are subject to tax at a rate of 15%, or 25% if the beneficiary is located in a tax haven jurisdiction. (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments).

•	Gains realized by a U.S. holder and a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges, including the disposition of common shares or preferred shares of TLE in the tender offer, or by an ADS holder, if the proceeds obtained from the disposition of the underlying preferred shares on a Brazilian stock exchange are remitted outside Brazil within five business days of the cancellation of the applicable ADS, are not subject to tax unless the beneficiary is located in a tax haven jurisdiction, in which case the applicable tax rate is of 20%. There can be no assurance that the receiving agent will be able to remit proceeds to ADS holders within such five-day period. If the receiving agent does not do so, the ADS holder will be subject to tax at a rate of 20%. There can be no assurance that the current preferential treatment for a U.S. holder and a non-Brazilian holder under CMN Regulations will be maintained.

      The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in reais realized on the sale or exchange and the acquisition cost measured in reais, without any correction for inflation. Despite the fact that the legislation is not entirely clear, the acquisition cost of shares registered as an investment with the Central Bank has been historically calculated on the basis of the foreign currency amount registered with the Central Bank translated into reais at the commercial market rate on the date of the sale or exchange.

      Other Brazilian Taxes. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of shares.

      A financial transaction tax, or the “IOF tax,” may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities, or “IOF/ Títulos tax,” even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/ Títulos tax with respect to TLE’s shares is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor’s holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

      In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, or the “CPMF tax,” will be imposed on distributions in respect of shares in the event that these distributions are converted into U.S. dollars and remitted abroad by the applicable custodian. The CPMF will be in effect until December 31, 2007 at the rate of 0.38%. From July 13, 2002, transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions and the related remittance of funds abroad are exempt from the CPMF tax.

9. Accounting Treatment of the Tender Offer.

      Under Brazilian accounting practices, the acquisition of common shares and preferred shares of TLE in the tender offer will be recorded by Brasilcel at the book value of the shares acquired. The difference between the purchase price and the book value of this minority interest, if any, will be recorded as goodwill. Goodwill is generally amortized over a five- to ten-year period on a straight-line basis, based on the estimated future profitable operations of the underlying entity.

      Under U.S. generally accepted accounting principles, or “U.S. GAAP,” the acquisition of common shares and preferred shares of TLE in the tender offer will be recorded using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, “Business Combinations,” and the related interpretations. Under the purchase method of accounting, the purchase price of this minority interest is allocated to the proportional amount of the underlying assets acquired, including identifiable intangible assets, and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of the cost of the minority interest over the net amount assigned to assets acquired and liabilities assumed, if any, is recognized as goodwill. Under U.S. GAAP, goodwill is not subject to amortization over its estimated useful life but is subject to assessment for impairment at least annually by applying a fair value-based test.

10. Certain Information About the Shares.

      The principal market on which the common shares and the preferred shares of TLE are traded is the São Paulo Stock Exchange, where they are listed under the ticker symbols “TLCP3” and “TLCP4,” respectively. ADSs representing preferred shares of TLE are traded on the New York Stock Exchange under the ticker symbol “TBE.” Each ADS represents 50,000 preferred shares of TLE. As of July 31, 2004, there were 167,232,478,151 common shares, 313,436,994,532 preferred shares (including preferred shares underlying ADSs) and 3,407,800 ADSs issued and outstanding.

      The following table sets forth, for the calendar quarters indicated, the low and high sales prices for lots of 1,000 common shares and 1,000 preferred shares and for the ADSs.

	Common		Preferred
	Shares		Shares		ADSs

	Low	High	Low	High	Low	High

	(reais)				(U.S. dollars)
2002
1st Quarter	1.21	1.50	0.80	1.02	16.40	22.42
2nd Quarter	1.20	1.54	0.56	0.84	9.89	17.75
3rd Quarter	0.88	1.35	0.36	0.60	4.95	10.30
4th Quarter	0.46	0.88	0.35	0.47	4.50	6.58
2003
1st Quarter	0.35	0.75	0.37	0.54	5.05	8.20
2nd Quarter	0.45	0.58	0.42	0.48	6.31	8.73
3rd Quarter	0.48	0.68	0.40	0.58	6.32	9.97
4th Quarter	0.61	0.87	0.55	0.85	9.50	14.59
2004
1st Quarter	0.66	0.85	0.57	0.84	10.01	14.80
2nd Quarter	0.60	0.73	0.60	0.87	10.20	13.73
3rd Quarter (through August 30, 2004)	0.67	0.80	0.77	1.06	12.90	17.24

Source: São Paulo Stock Exchange, New York Stock Exchange (through Reuters)

11.	Certain Information About Brasilcel, TLE and Their Parent Companies.

      The following chart shows the parent companies of TLE, including Brasilcel, as of the date of this offer to purchase. The percentages in bold italics refer to voting share capital, and the percentages not in bold italics refer to total share capital.

*	Portugal Telecom directly holds one share, or less 0.01%, of Brasilcel. That share is included in the percentage held by PT Móveis shown on this chart.

      Brasilcel. Brasilcel is a joint venture of Telefónica Móviles, Portugal Telecom and PT Móveis and is managed on an equal basis by those companies. Brasilcel was created pursuant to a strategic agreement signed by Portugal Telecom and Telefónica Móviles in January 2001 to create a cellular services company in Brazil that would aggregate all of the parties’ investments in cellular telecommunications businesses in Brazil to the extent permitted under Brazilian law. After receiving regulatory approval, the Telefónica group and the Portugal Telecom group contributed the shares of several cellular communications companies to Brasilcel in December 2002. See Section 12 — “Interests of Directors, Executive Officers and Certain Controlling Persons; Transactions and Arrangements — Transactions and Arrangements Concerning Common and Preferred Shares — Joint Venture Arrangement.” Brasilcel holds controlling interests in several Brazilian telecommunications companies, including TLE, Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Celular CRT Participações S.A. and Tele Centro Oeste Celular Participações S.A. Brasilcel is incorporated under the laws of The Netherlands under the name Brasilcel N.V. Its corporate domicile is located at Strawiskylaan, 3105, 1077 ZX, Amsterdam, The Netherlands.

      Iberoleste Participações S.A. Iberoleste Participações is incorporated under the laws of Brazil under the name Iberoleste Participações S.A. The principal business of Iberoleste Participações is as a holding company for a portion of Brasilcel’s interest in TLE. Its principal executive offices are located at Rua Martiniano de Carvalho, 851, 20th Floor, São Paulo, SP, Brazil, 01321-001. Its telephone number is (55) 11 3549-7422.

      Portugal Telecom. Portugal Telecom is a limited liability holding company, organized as a Sociedade Gestora de Participações Sociais under the laws of the Republic of Portugal under the name Portugal Telecom, SGPS, S.A. The principal business of Portugal Telecom is, through its subsidiaries, the provision of wireline services, including fixed lines, data and business solutions and internet related services; cellular telecommunications services in Portugal and Brazil; multimedia services including TV programming, film distribution and screening, newspaper publishing and distribution, radio programming and provision of cable internet; and the sale of telecommunications equipment. Its principal executive offices are located at Avenida Fontes Pereira de Melo, 40, 1069-300, Lisbon, Portugal. Its telephone number is (351) 21 500-1701.

      PT Móveis. PT Móveis is a limited liability holding company, organized as a Sociedade Gestora de Participações Sociais under the laws of the Republic of Portugal under the name PT Móveis, SGPS, S.A. PT Móveis is a subsidiary of TMN. The principal business of PT Móveis is as a holding company for Portugal Telecom’s investment in Brasilcel and in Medi Telecom, which provides cellular telecommunications services in Morocco. Its principal executive offices are located at Avenida Álvaro Pais, 02, 1649-041, Lisbon, Portugal. Its telephone number is (351) 21 791-4400.

      Tagilo Participações Ltda. Tagilo Participações is incorporated under the laws of Brazil under the name Tagilo Participações Ltda. The principal business of Tagilo Participações is as a holding company for a portion of Brasilcel’s investment in TLE and Tele Sudeste Celular Participações S.A. Its principal executive offices are located at Rua Roque Petroni Jr., 1464, 6th Floor — Morumbi, São Paulo, SP, Brazil, 04583-110. Its telephone number is (55) 11 5105-1155.

      Telefónica. Telefónica is incorporated under the laws of Spain under the name Telefónica, S.A. The principal business of Telefónica is, through its subsidiaries, the provision of fixed line and cellular telecommunications services, data transmission services and audiovisual content and media services in Spain, Latin America and other regions. Its principal executive offices are located at Gran Vía, 28, 28013, Madrid, Spain. Its telephone number is (34) 91 584-0306.

      Telefónica Internacional. Telefónica Internacional is incorporated under the laws of Spain under the name Telefónica Internacional S.A. Telefónica Internacional is a subsidiary of Telefónica S.A.. The principal business of Telefónica Internacional is, through its subsidiaries, the provision of fixed line telecommunications services in Latin America. Its principal executive offices are located at Gran Via 28, 7th Floor, Madrid, Spain, 28013. Its telephone number is (34) 91 362-6607.

      Telefónica Móviles. Telefónica Móviles is incorporated under the laws of Spain under the name Telefónica Móviles, S.A. Telefónica Móviles is a subsidiary of Telefónica, S.A.. Telefónica Móviles, S.A. is a holding company that provides cellular telecommunications services through subsidiaries and investments in Spain, Morocco and Latin America. Telefónica Móviles manages all the cellular assets of the Telefónica Group. Its principal executive offices are located at C/ Goya, 24, 28001, Madrid, Spain. Its telephone number is (34) 91 423-4400.

      TLE. TLE is a holding company engaged, through its subsidiaries, in cellular telecommunications businesses in Brazil. Its wholly owned subsidiary Telebahia Celular S.A. provides cellular telecommunications services in the state of Bahia, and its wholly owned subsidiary Telergipe Celular S.A. provides cellular telecommunications services in the state of Sergipe. TLE is incorporated under the laws of the Federative Republic of Brazil under the name Tele Leste Celular Participações S.A. Its principal executive offices are located at Rua Silvera Martins 1036, Cabula, Salvador, Bahia, Brazil 41150-000. Its telephone number is (55) 71 387-7620.

      TMN. TMN is a limited liability holding company, organized under the laws of the Republic of Portugal, under the name TMN — Telecomunicações Móveis Nacionais S.A. TMN is a subsidiary of Portugal Telecom. The principal business of TMN is the provision of cellular telecommunications services in Portugal. Its principal executive offices are located at Avenida Álvaro Pais, 02, 1649-041 Lisbon, Portugal. Its telephone number is (351) 21 791-4400.

      Directors and Executive Officers. The name, business address and business telephone number of the directors and executive officers of these companies are set forth in Schedule 1 hereto.

      During the last five years, Brasilcel, Iberoleste Participações and Tagilo Participações have not, and, to the knowledge of Brasilcel, none of Telefónica Móviles, Telefónica, Telefónica Internacional, TMN, PT Móveis, Portugal Telecom or any of the persons listed on Schedule 1 hereto has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (excluding matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

      Where You Can Find More Information About TLE. TLE files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

      TLE is also subject to the informational requirements of the Brazilian Comissão de Valores Mobiliários, or the “Brazilian Securities Commission,” and the São Paulo Stock Exchange and files reports and other information relating to its business, financial condition and other matters with the Brazilian Securities Commission and the São Paulo Stock Exchange. Brasilcel and TLE have also made certain information relating to the transaction available on the Internet site http://www.vivo.com.br/ri, but that information is not incorporated by reference into this offer to purchase.

12.	Interests of Directors, Executive Officers and Certain Controlling Persons; Transactions and Arrangements.

Interests of Directors, Executive Officers and Certain Controlling Persons

      Each of Brasilcel, Telefónica Móviles, Telefónica, TMN, PT Móveis and Portugal Telecom may be deemed to be beneficial owners pursuant to the Exchange Act of the 5,265,273,319 common shares of TLE, or approximately 3.1% of TLE’s common shares, and 10,934,219,376 preferred shares of TLE, or approximately 3.5% of TLE’s preferred shares, held directly by Brasilcel. Each of Brasilcel, Telefónica Móviles, Telefónica, TMN, PT Móveis, Portugal Telecom and Iberoleste Participações may be deemed to be beneficial owners pursuant to the Exchange Act of the 90,432,403,486 common shares of TLE, or approximately 54.1% of TLE’s outstanding common shares, and the 15,699,537,789 preferred shares of TLE, or approximately 5.0% of TLE’s preferred shares, held by Iberoleste Participações. Each of Brasilcel, Telefónica Móviles, Telefónica, TMN, PT Móveis, Portugal Telecom and Tagilo Participações may be deemed to be beneficial owners pursuant to the Exchange Act of the 2,389,494,491 common shares of TLE, or approximately 1.4% of TLE’s outstanding common shares, and the 9,190,099,460 preferred shares of TLE; or approximately 2.9% of TLE’s outstanding preferred Shares held by Tagilo Participações.

      The management of TLE holds an aggregate of approximately 70,262 common shares of TLE, or 0.0% of TLE’s common shares, and approximately 4,600,800 preferred shares, or 0.0% of TLE’s preferred shares. These shares may be held by directors and executive officers of Brasilcel, Telefónica Móviles, Telefónica, Telefónica Internacional, TMN, PT Móveis, Portugal Telecom, Iberoleste Participações or Tagilo Participações to the extent such persons are also members of management of TLE. See Schedule 1 to this offer to purchase. In addition, directors and executive officers of Brasilcel, Telefónica Móviles, Telefónica, Telefónica Internacional, TMN, PT Móveis, Portugal Telecom, Iberoleste Participações and/or Tagilo Participações own an additional 88,414 common shares and 67,556 preferred shares. Other than as described in the preceding sentences, to Brasilcel’s knowledge, none of the directors or executive officers of Brasilcel, Telefónica Móviles, Telefónica, TMN, PT Móveis, Portugal Telecom, Iberoleste Participações or Tagilo Participações, or any associate of these companies or their directors and executive officers, beneficially owns any common shares or preferred shares of TLE. None of Brasilcel’s subsidiaries, other than Iberoleste Participações and Tagilo Participações, beneficially owns any common shares or preferred shares of TLE, except that TLE itself holds

252,498 common shares of TLE in treasury, or 0.0% of TLE’s common shares and 50,903,277 preferred shares of TLE in treasury, or 0.0% of TLE’s preferred shares.

      Brasilcel has sole power to vote or to dispose of the common shares and preferred shares of TLE it holds directly. Brasilcel and Iberoleste Participações each may be deemed to have sole power to vote or to dispose of common shares and preferred shares of TLE held directly by Iberoleste Participações, and Brasilcel and Tagilo Participações each may be deemed to have sole power to vote or to dispose of the common shares and preferred shares of TLE held directly by Tagilo Participações. Pursuant to the joint venture arrangement described below under “— Transactions and Arrangements Concerning Common and Preferred Shares — Joint Venture Arrangement,” Telefónica Móviles, on one hand, and Portugal Telecom and PT Móveis, on the other hand, have equal voting rights in Brasilcel. Telefónica Móviles, Telefónica, TMN, PT Móveis and Portugal Telecom therefore each may be deemed to share the power to vote or to dispose of preferred shares of TLE held directly and indirectly by Brasilcel. Brasilcel, Telefónica Móviles, Telefónica, TMN, PT Móveis and Portugal Telecom disclaim membership in a group within the meaning of Section 13(d)(3) of the Exchange Act.

Transactions and Arrangements Concerning Common and Preferred Shares

      None of Brasilcel or any of its subsidiaries (including TLE, Iberoleste Participações and Tagilo Participações) has effected any transaction in the common shares or preferred shares of TLE in the past 60 days. To Brasilcel’s knowledge, none of Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, TMN or PT Móveis, any director or executive officer of Brasilcel, Brasilcel’s subsidiaries (including TLE, Iberoleste Participações and Tagilo Participações), Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, TMN or PT Móveis, or any associate of Brasilcel or TLE, has effected any transactions in the common shares or preferred shares of TLE in the past 60 days.

      Except as described below, Brasilcel and its subsidiaries (including TLE, Iberoleste Participações and Tagilo Participações) are not, and to Brasilcel’s knowledge, none of Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, TMN, PT Móveis or any of the directors or executive officers of Brasilcel, Brasilcel’s subsidiaries (including TLE, Iberoleste Participações and Tagilo Participações), Telefónica, Telefónica Internacional, Telefónica Móviles, Portugal Telecom, TMN or PT Móveis is, a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of TLE’s securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Joint Venture Arrangement

      On January 23, 2001, Telefónica Móviles, Portugal Telecom and PT Móveis agreed to create a joint venture to consolidate Telefónica Móviles’ cellular businesses in Brazil with those of Portugal Telecom. Under this joint venture framework agreement, each of the Telefónica group and the Portugal Telecom group agreed to contribute to a 50:50 joint venture certain of its cellular businesses in Brazil, including interests in operating companies and holding companies that own cellular licenses in Brazil, such as TLE, as well as other assets or business that are operated for the benefit of those companies. This joint venture resulted in the formation of Brasilcel, the controlling shareholder of TLE.

      On October 17, 2002, Telefónica Móviles, on the one hand, and Portugal Telecom and PT Móveis, on the other, entered into the definitive stockholders’ agreement and subscription agreement that implemented the joint venture framework agreement signed in January 2001. In accordance with these definitive agreements, Telefónica Móviles and the Portugal Telecom group have the same voting rights in Brasilcel. This equality in voting rights will continue to exist even if either party’s economic and voting interest is diluted below 50%, but not lower than 40%, as a consequence of a capital increase. The equality in voting rights will cease to exist if the percentage of ownership of one of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom Group, it would be entitled to sell to Telefónica Móviles, which would be obliged to buy (directly or through another company), all of Portugal Telecom’s ownership interest in Brasilcel. This right expires on December 31, 2007. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom group had not increased its ownership interest to 50% of the total capital stock of Brasilcel.

      Also, in accordance with the definitive agreements, the Portugal Telecom group would be entitled to sell to Telefónica Móviles, which would be obligated to buy, all of Portugal Telecom’s ownership interest in Brasilcel should there be a change in control at Telefónica, Telefónica Móviles or any subsidiary of the latter that holds a direct or indirect ownership interest in Brasilcel. Similarly, Telefónica Móviles would be entitled to sell to the Portugal Telecom group, which would be obliged to buy, its ownership interest in Brasilcel if there is a change of control at Portugal Telecom, PT Móveis or any other subsidiary of either company that holds a direct or indirect ownership interest in Brasilcel.

      The definitive agreements established that the parties to the agreements shall transfer to Brasilcel all of their direct or indirect ownership interests in equity securities, whether voting or non-voting, in cellular properties in Brazil, including any such interests obtained from future acquisitions of Brazilian cellular properties by those parties.

      On December 27, 2002, following the agreements entered into on October 17, 2002 and after having obtained the necessary authorization from the Brazilian authorities for the contribution, Telefónica Móviles and PT Moveis contributed to Brasilcel all the shares held directly or indirectly by the two groups in their cellular communications companies in Brazil.

Past Contacts, Transactions, Negotiations and Agreements

Transactions

      Communication Agreements. TLE has entered into transactions with other companies controlled by Brasilcel or by Telefónica for the use of their networks and long distance (roaming) cellular communications technology, technical assistance, general corporate services and to provide call centers. The counterparties to these various agreements are:

•	Telerj Celular S.A. and Telest Celular S.A. (both together, as Tele Sudeste Celular Participações S.A, a company controlled by Brasilcel, reported gross profit of R$0.1 million, R$4.0 million, and R$2.8 million, respectively in 2003, 2002 and 2001);

•	Telecomunicações de São Paulo S.A. — TELESP, a company controlled by Telefónica (R$16.2 million, R$0.02 million of gross profit in 2003 and 2002 and R$0.3 million of gross loss in 2001);

•	Celular CRT S.A., a company controlled by Brasilcel (R$0.02 million gross loss in 2003 and R$0.4 million in gross profit in 2002 and 2001); and

•	Telesp Celular S.A., Global Telecom S.A., Tele Centro Oeste Celular Participações S.A., Telems Celular S.A., Teleron Celular S.A., Telemat Celular S.A., Teleacre Celular S.A., Telegoiás Celular S.A., Norte Brasil Telecom S.A., companies controlled by Brasilcel (all together, as Telesp Celular Participações S.A, reported R$0.4 million in gross profit in 2003 and R$0.07 million in gross loss in 2002).

      The terms of the roaming agreements and of the agreements for network use are regulated by the Agência Nacional de Telecomunicações — ANATEL, the Brazilian telecommunications regulatory agency.

      Consulting Service Agreement. TLE has entered into a Consulting Service Agreement with Telefónica Móviles pursuant to which TLE receives marketing, technical and business development advice. Under the Consulting Services Agreement, TLE is obligated to make annual payments to Telefónica Móviles of up to 2% of net operating revenues. TLE and its subsidiaries made payments of R$3.8 million in 2003 and R$3.4 million in 2002.

      Other Service Arrangements. The following services are rendered by companies controlled by Portugal Telecom and Telefónica:

•	apportionment of general and administrative expenses with carriers of the same group according to the costs actually incurred with these services (R$5.7 million in recovered expenses in 2003, R$6.6 million in expense in the six months ended June 30, 2004);

•	corporate services centralized at Telerj Celular S.A. (R$4.9 million, R$5.0 million in expenses in 2002 and 2001 respectively) and Telefónica Gestão de Serviços Compartilhados do Brasil Ltda., transferred to other companies at costs effectively incurred (R$0.13 million expenses in the six months ended June 30, 2004);

•	call center services rendered by Atento Brasil S.A. to users of telecommunications services of subsidiaries, (R$11.8 million, R$8.9 million and R$7.4 million expenses respectively 2003, 2002 and 2001 and R$0.01 million expenses in the six months ended June 30, 2004);

•	implementation and maintenance of profitability and cost control system by Telefónica Móbile Solution (R$0.06 million in expenses in the six months ended June 30, 2004); and

•	services of implementation of facilities’ security system rendered by Telefónica Engenharia.

Conflicts of Interest

      Certain of the members of the board of directors and executive officers of TLE are also board members and/or executive officers of Brasilcel, the controlling shareholder of TLE, or its affiliates. See Schedule 1 to this offer to purchase.

13.	Effects of the Tender Offer on the Market for Common Shares, Preferred Shares and ADSs.

      The number of shares that Brasilcel is offering to acquire has been determined to allow Brasilcel to increase its participation in TLE without suppressing the liquidity of the remaining shares of those classes for purposes of Brazilian laws and regulations, in particular Instruction No. 361 dated March 5, 2002 of the Brazilian Securities Commission. The purchase of common shares and preferred shares of TLE by Brasilcel in the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of TLE shareholders. These reductions may reduce the volume of trading in TLE common shares and preferred shares and ADSs representing TLE preferred shares after completion of the tender offer. Shareholders may be able to sell non-tendered common shares and preferred shares in the future on the São Paulo Stock Exchange or otherwise at a net price higher or lower than the purchase price in the tender offer, and holders of ADSs may be able to sell ADSs in the future on the New York Stock Exchange at a net price higher or lower than they might obtain by participating in the tender offer.

      However, Brasilcel anticipates that there will be a sufficient number of common shares and preferred shares of TLE and ADSs representing preferred shares of TLE outstanding and publicly traded after completion of the tender offer to ensure a continued trading market for those shares. Based on the regulations of the Brazilian Securities Commission and the New York Stock Exchange, Brasilcel does not believe that its purchase of common shares or preferred shares in the tender offer will cause the remaining outstanding common shares and preferred shares to be delisted from the São Paulo Stock Exchange or to cause the remaining ADSs to be delisted from the New York Stock Exchange.

      The TLE ADSs are now “margin securities” under the rules of the Board of Governors of the U.S. Federal Reserve System. This classification has the effect of, among other things, allowing brokers to extend credit to their customers using the ADSs as collateral. Brasilcel believes that, after the purchase of preferred shares under the tender offer (including preferred shares received upon the surrender of ADSs), the ADSs remaining outstanding will continue to be margin securities for purposes of the U.S. Federal Reserve Board’s margin rules and regulations.

      The TLE preferred shares are registered under the Exchange Act, which requires, among other things, that TLE furnish certain information to its shareholders and the SEC. Brasilcel believes that its purchase of preferred shares in the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

      There will be no change in the rights of holders of common shares or preferred shares as a result of the tender offer.

14.	Certain Legal and Regulatory Matters.

      General. Brasilcel is not aware of (1) any license or other regulatory permit that appears to be material to the business of Brasilcel or any of its subsidiaries, including TLE, that might be adversely affected by the purchase of common and preferred shares by Brasilcel in the tender offer or (2) any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required before the purchase of common and preferred shares by Brasilcel in the tender offer. Should any such approval or other action be required, it is Brasilcel’s present intention to seek that approval or action. Brasilcel does not currently intend, however, to delay the purchase of common and preferred shares pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. However, Brasilcel may be required to delay the acceptance for payment of or payment for shares tendered in the tender offer until the outcome of that process, if necessary, is known. Any such approval or other action, if needed, might not be obtained or might be obtained only with substantial cost or conditions, and adverse consequences might result to the business of Brasilcel, TLE or their respective subsidiaries.

      Antitrust. The purchase of the common and preferred shares by Brasilcel pursuant to the tender offer is not subject to the approval of Brazilian antitrust authorities.

      Registering Under Resolution No. 2,689/00. The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. The depositary under TLE’s ADS program holds an electronic registration for the preferred shares underlying the TLE ADSs.

      Any ADS holder that wishes to participate directly in the tender offer, as described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares — Holders of ADSs — Directo Participation in the Tender Offer,” rather than tendering ADSs through the receiving agent must withdraw the preferred shares it wishes to tender from the TLE ADS program. That holder must then obtain its own electronic registration by registering its investment in the preferred shares as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council.

      Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution 2,689/00 affords favorable tax treatment to foreign portfolio investors who are not residents of a tax haven jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See Section 8 — “Material Tax Consequences — Material Brazilian Tax Consequences.” Nevertheless, securities trading is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the Brazilian Securities Commission.

      A foreign portfolio investor under Resolution No. 2,689/00 must:

•	appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the Brazilian Securities Commission. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the Brazilian Securities Commission;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

      Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the Brazilian Securities Commission.

      If a holder of ADSs wishes to withdraw the preferred shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs and withdrawing the preferred shares. If the holder of ADSs does not timely complete this process, the custodian for the depositary will neither effect the exchange nor deliver the underlying preferred shares, and will instruct the depositary to cancel the exchange and return the ADSs to the holder.

      Instruction No. 361. Public tender offers in Brazil are regulated under Instruction No. 361, dated March 5, 2002, of the Brazilian Securities Commission. Under Instruction 361, if the Brazilian Securities Commission determines that a tender offer by a controlling shareholder or a person acting with a controlling shareholder leads to a suppression of the liquidity of the shares of the applicable class, the offeror may be required to launch a tender offer for all remaining publicly held shares or to sell the excess within the period set forth in the Instruction.

15.	Fees and Expenses.

      Brasilcel will not pay any fees or commissions to any broker, dealer or other person for soliciting the tendering of common or preferred shares to Brasilcel pursuant to the tender offer.

      Brokers, dealers, commercial banks and trust companies will be reimbursed by Brasilcel for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16.	Miscellaneous.

      Although the tender offer is open to all holders of TLE common and preferred shares, this offering document is intended solely for holders of TLE common shares and preferred shares who are residents in the United States and holders of ADSs representing TLE preferred shares. Separate offering materials in Portuguese are being simultaneously made available to holders of common shares and preferred shares who are not residents of the United States through publication in Brazil as required by Brazilian law. Brasilcel is not aware of any jurisdiction where the making of the tender offer or the election to tender common or preferred shares in connection therewith would not be in compliance with the laws of that jurisdiction. If Brasilcel becomes aware of any jurisdiction in which the making of the tender offer or the election to tender common or preferred shares in connection therewith would not be in compliance with applicable law, Brasilcel will make a good faith effort to comply with any such law. If, after such good faith effort, Brasilcel cannot comply with any such law, the tender offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of common or preferred shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of Brasilcel by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If, within a period of one year from the date of the auctions:

•	an event occurs that requires Brasilcel to effect a mandatory public tender offer for the applicable class of shares of TLE under Instruction CVM No. 361 of March 5, 2002 of the Brazilian Securities Commission;

•	Brasilcel effects another public tender offer for the applicable class of shares of TLE; or

•	a corporate event occurs that would have permitted the holders of the applicable class of shares of TLE whose shares were purchased in the tender offer described in this offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of TLE at the time of that corporate event.

      Brasilcel has agreed to pay in reais to each holder of the applicable class of shares of TLE whose shares were purchased in this tender offer the difference, if any, between:

•	the price per share of the applicable class that the holder would have the right to receive by virtue of the events described in the three bullet points above that has occurred; and

•	the price per share that such holder received for the sale of shares of that class to Brasilcel in this tender offer, monetarily adjusted at the Brazilian Taxa Referencial — TR rate from the date of payment for those shares in this tender offer to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversions of that class of share capital into another class.

      In addition, in the event that TLE carries out a corporate transaction whereby its shareholders receive shares of another public company within one year from the date of the auctions, Brasilcel has agreed to pay to the holders of outstanding shares of the applicable class of TLE whose shares were purchased in this tender offer the difference, if any, between:

•	the price per share that such holder received from the sale of shares of that class to Brasilcel in this tender offer, monetarily adjusted at the Brazilian Taxa Referencial — TR rate and in accordance with applicable law from the date of payment for those shares in this tender offer to the date of consummation of that corporate transaction and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversions of that class of share capital into another class; and

•	the greater of:

•	the weighted average price per share on the stock exchange for shares of that class or type of shares that are delivered to the shareholders of TLE as a result of such corporate transaction, calculated based on the period of 30 days before the announcement of that transaction; and

•	the weighted average price per share on the stock exchange for shares of that class or type of shares that are delivered to the shareholders of TLE as a result of such corporate transaction, calculated based on the period of 60 days before the announcement of that transaction.

      No person has been authorized to give any information or make any representation on behalf of Brasilcel not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

      Brasilcel has filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

BRASILCEL N.V.

Dated: September 1, 2004

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE

OFFICERS OF BRASILCEL, TLE AND CERTAIN OF THEIR AFFILIATES

1. Directors and Executive Officers of Brasilcel.

      The following table sets forth the name and position of each director and executive officer of Brasilcel. The current business address of each person is at Strawiskylaan, 3105, 1077 ZX, Amsterdam, The Netherlands, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Brasilcel unless otherwise indicated.

Name	Positions Held	Principal Occupation and Business Experience

Zeinal Abedin M. Bava(1)	Director	Chief Financial Officer of Portugal Telecom, SGPS, S.A. since 2000; Chief Executive Officer of TV Cabo Portugal, S.A. since March 2004; Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Member of the Board of Directors of Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A., Telegoiás Celular S.A. and Telesp Celular Participações S.A. since 2004. Member of the Board of Directors of PT Corporate — Solucoes Empresariais de Telecomunicacoes e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Multimedia — Servicos de Telecomunicacoes e Multimedia, SGPS, S.A. since May 2003; Member of the Board of Directors of PT Compras — Servicos de Consultoria e Negociacao, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Chairman of the Board of Directors of Previsao — Sociedade Gestão de Fundos de Pensoes, S.A. since March 2003; Chairman of the Board of Directors of PT Servicos de Gestão, S.A. since February 2003; Member of the Board of Directors of Tele Sudeste Celular Participacoes S.A. since 2003; Member of the Board of Directors of CRT Celular Participacoes S.A. since 2003; Member of the Board of Directors of Tele Leste Celular Participacoes S.A. since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participacoes S.A. since 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Vice-Chairman of the Board of Directors of PT Multimedia — Servicos de Telecomunicacoes e Multimedia, SGPS, S.A. since November 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of BEST — Banco Electronico de Servico Total, S.A. since May 2001; Vice-Chairman of the Board of Directors of PT Ventures, SGPS, S.A. (formerly Portugal Telecom Internacional, SGPS, S.A.) from 2000 until 2002; Director and Relationship Manager for Portugal of Merrill Lynch International from 1998 until 1999. His current business address is at Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal.
Álvaro José Roquette Morais(1)	Director	Director and Chief Operating Officer of PT Investimentos Internacionais since March 2004; Director and Chief Operating Officer of PT Comunicações from June 2002 until March 2004; Chief Executive Officer of PT Prime from June 2002 until March 2004; Executive Vice President of Sales and Marketing of Telesp Celular from April 2001 until June 2002. Chief Executive Officer of Tradecom Latin America (PT Group)

Name	Positions Held	Principal Occupation and Business Experience

from September 2000 until April 2001; President and Chief Executive Officer of D&B Spain from January 1999 until September 2000; Chief Executive Officer of Transunion Spain from January 1999 until September 2000; Deputy General Manager and Sales and Marketing Director of D&B Spain in 1998. His current business address is at Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal.
Carlos Manuel de Lucena e Vasconcellos Cruz (1)	Director	Director and Executive Officer of Portugal Telecom, SGPS, SA. Chief Executive Officer of Portugal Telecom Investimentos Internacionais — Consultoria Internacional S.A. and PT Ventures, SGPS, S.A. since April 2004; Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Tele Sudeste Celular Participações S.A. since 2003; Member of the Board of Directors of CRT Celular Participações S.A. since 2003; Member of the Board of Directors of Tele Leste Celular Participações S.A., since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações S.A. since 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of Board of Directors of Telesp Celular Participações S.A. since April 2001; Vice-Chairman of Telesp Celular Participações S.A. since 2001; Chief Executive Officer of PTM.com, SGPS, S.A. from May 2003 until January 2004; Chief Executive Officer of PT Comunicações, S.A. from May 2002 until January 2004; Chief Executive Officer of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. from 2002 until January 2004; Chairman of the Board of Directors of PT Contact — Telemarketing e Serviços de Informação, S.A. from 2002 until January 2004; Member of the Board of Directors of TMN — Telecomunicações Móveis Nacionais, S.A. from June 2002 until May 2003; Chairman and Chief Executive Officer of Telesp Celular S.A. from May 2001 until May 2002; President and Chief Executive Officer of Tradecom, SGPS, S.A. from 2000 until 2001; Executive Board Member of PT Prime, SGPS, S.A. from 2000 until 2001; Invited Professor of Universidade Católica Portuguesa and ISCTE for Post-Graduate Courses and MBA Program from 2000 until 2001. His current business address is at Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal.
Harry Dirk Hilbert Moraal(2)	Director	Senior Client Relationship Manager in ABN AMRO Trust in Amsterdam from 1999 until 2004; Head Client Relationship Department member in ABN AMRO Trust in Amsterdam since 2004.
Paul Johannes Antonius Wilbrink(2)	Director	Senior Account Manager at ING Trust (Nederland) B.V. from 1999 until 2000; Lawyer at Nationale-Nederlanden from 2000 until 2002; Team Manager at ING Trust (Nederland) B.V. from 2002 until 2004; Senior Client Relationship Manager since 2004 at ABN AMRO Trust Company (Nederland) B.V.

Name	Positions Held	Principal Occupation and Business Experience

Hendrik Justus Wirix(2)	Director	Deputy manager and Chief Legal Counsel at ABN AMRO Trust Company (Nederland) B.V. since 1991.
Lara Ieka Runne(2)	Director	Corporate lawyer for ABN AMRO Trust Company (Nederland) B.V. since November 2003; Junior account manager trust at MeesPierson Trust (Curacao) N.V. from 2002 until 2003 and in 2001; Marketing sales and assistant at MeesPierson Trust (Curacao) N.V. in 2002; Worked in sales and marketing for a resort at Curacao from 2000 to 2001.
Marcus Antonius Joseph Pessel(2)	Director	Financial Officer and Corporate Officer of ING Trust (Nederland) B.V. from 1997 until 2000 and from 2000 until 2002; Account Manager at Sheltons Trust & Corporate Services in 2002; Senior Client Relationship Manager since 2002 at ABN AMRO Trust Company (Nederland) B.V.
Carlos David Maroto Sobrado(3)	Director	Executive Managing Director of Telefónica Europe B.V. since March 2002. Member of the Board of Directors of Telefónica Europe B.V., Atento N.V. and Brasilcel N.V. Manager of Corporate Financing & Documentation Department of Telefónica S.A. from March 2000 until March 2002. Senior Analyst in Financing and Derivatives in Financing and Debt-Capital Structure of Telefónica S.A. from 1999 until March 2000. His current business address is at Aert van Nesstraat 45, 3012 CA Rotterdam, The Netherlands.
Antonio Pedro de Carvalho Viana Baptista(1)	Director	Member of the Board of Directors of Telefónica. Served as Chairman and Chief Executive Officer of Telefónica Móviles S.A., since August 2002. He also serves on the Board of Directors of Telefónica Internacional, S.A., Terra Networks, S.A., Telefónica de Argentina, S.A., Brasilcel, N.V., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Telesp Celular Participações, S.A., Tele Centro Oeste Celular Participações S.A., Celular CRT Participações S.A. and Portugal Telecom SGPS, S.A. He was a principal partner of McKinsey & Co. at the McKinsey offices in Madrid and Lisbon from 1985 to 1991 and served as Executive Advisor of the Banco Portugues de Investimento (BPI) from 1991 to 1996. From 1996 through July 2002, he was President of Telefónica Internacional and Executive President of Telefónica Latinoamerica. His current business address is at Po Recoletos, 7-9, 3[a] Planta, 28004, Madrid, Spain.
Ignacio Aller Mallo(3)	Director	Member of the Board of Directors of Telefónica Móviles Mexico, S.A. de C.V., Brasilcel N.V., Telesp Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A., and Telgoiás Celular S.A. He served as Chief Operating Officer of Telefónica Móviles S.A. by 2003 and has held several positions at Telefónica de Espana since 1967. His current business address is at C/ Goya, 24, 28001, Madrid, Spain.
Félix Pablo Ivorra Cano(3)	Director	President of the Board of Directors of TCP; Executive Vice-President for Brazil and Latin America of Telefónica Móviles. Member of the Board of Directors of Telecomunicações de São Paulo S.A, Brasilcel N.V., Tele Leste Celular Participaçoes, S.A., Celular CRT Participaçoes, S.A., Tele Sudeste Celular

Name	Positions Held	Principal Occupation and Business Experience

Participaçoes, S.A., Telesp Celular Participaçoes, S.A., Tele Centro Oeste Celular Participaçoes, S.A., Telefónica Móviles SAC Perú, Telefónica Móviles Perú Holding, S.A. and MobiPay International, S.A. He joined the Telefonica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. Chief Executive Officer of Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A. and Telergipe Celular S.A., from 1999 until 2003. Chief Executive Officer Celular CRT S.A., from 2001 to 2003. Member of the Board of Directors of Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A. and Telegoiás Celular S.A. since 2003. His current business address is at C/ Goya, 24, 28001, Madrid, Spain.
Ernesto Lopez Mozo(3)	Director	Chief Financial Officer General Manager for Finance and Management Control of Telefónica Móviles S.A.; Member of the Board of Directors of Telefónica Móviles de España, S.A., Mobipay International, S.A., Telefónica Móviles México, S.A. de C.V., Brasilcel N.V., Telesp Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participaçoes S.A., Tele Centro Oeste Celular Participações S.A. and Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A., Telegoiás Celular S.A. Celular CRT Participações, S.A. since 2003; Worked as Senior Manager in the financing department of Telefónica, S.A., where he was also responsible for relationships with credit rating agencies. His current business address is at C/ Goya, 24, 28001, Madrid, Spain.
Robertus Hendrikus Lukas de Groot(2)	Director	Account manager from 1995 until 2000, Senior Account Manager from 2000 to 2003 and Senior Client Relationship Manager since 2003 at ABN AMRO Trust Company (Nederland) B.V.
Alexander Daniël de Vreeze(2)	Director	Head of Commercial Organization and member of management team of ABN AMRO Trust Company (Nederland) B.V. since 1998.
Fernando Xavier Ferreira(4)	Director	Chief Executive Officer and Chairman of the Board of Directors of Telecomunicações de São Paulo S.A. — Telesp; Member of the Board of Directors of Telefónica Móviles, Brasilcel, N.V., Tele Sudeste Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Celular CRT Participações S.A., Tele Leste Celular Participações S.A., Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A., Telegoiás Celular S.A. and Telesp Celular Participações S.A. Member of ANATEL in 1998; General Director of Telebras from 1995 to 1998; President of the Board of Directors of Embratel from 1995 to 1998 and Telesp S.A. from 1995 to 1998; President of Telecomunicacoes do Paraná S.A. Telepar from 1997 to 1999

Name	Positions Held	Principal Occupation and Business Experience

and Vice President of that company from 1979 to 1987. He has been a member of the Latin-America Committee of the New York Stock Exchange and the Global Infrastructure Commission. His current business address is at Rua Martiniano de Carvalho, 851, 01321-001 São Paulo, SP, Brazil.
Eduardo Perestrelo Correia de Matos(1)	Director	President of Portugal Telecom Brasil S.A.; Member of the Board of Directors of Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A. and Telegoiás Celular S.A. since 2004; Member of the Board of Directors of PT Móveis, Serviços de Telecomunicações, S.G.P.S., S.A., Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A. and Telesp Celular Participações S.A. since 2003; Member of the Board of Directors of Portugal Telecom, S.G.P.S., S.A. from 1996 until May 2002. His current business address is at Av. Brigadeiro Faria Lima, 2277, 15[o] andar, Suite 1503, 01452-000, São Paulo, SP, Brazil.
Pedro Manuel Brandão Rodrigues(1)	Director	Member of the Board of Directors and Executive Officer of Telecomunicações Móveis Nacionais — TMN, since 2003; Member of the Board of Directors of PT Móveis, S.G.P.S., S.A., since 2000; Member of the Board of Directors of Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A. and Telegoiás Celular S.A. since 2004; Member of the Board of Directors of Brasilcel N.V., since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A. and Telesp Celular Participações S.A., since 2003; President of the Permanent Offset Committee since 2003; Member of the Working Group on Public Service Television in 2002; Elected Member of Parliament for Lisbon in 2002 (IX Legislature). Professor at Instituto Superior Técnico from 1987 to 2000; Member of the Board and Member of the Executive Committee of Banco Mello and Banco Mello de Investimentos from 1994 to 2000; Permanent Member of the Financial International Union (UIF) Consulting Committee from 1994 to 2000. His current business address is at Avenida Álvaro Pais, 02, 1649-041 Lisbon, Portugal.
Paul Jozef Schmitz(2)	Director	Senior Account Manager of ABN AMRO Trust Company (Nederland) B.V. since 1993.
Benjamin de Koe(2)	Director	Account manager from 1998 until 2002, Senior Client Relationship Manager from 2002 to 2004 and Client Accounting Officer and Client Relationship Manager in 2004 at ABN AMRO Trust Company (Nederland) B.V.
Luis Miguel Gilpérez López(3)	Director	Executive Director of the International Area of Telefónica Móviles S.A. Member of the Board of Directors of Medi Telecom, S.A., Telefónica Móviles México, S.A. de C.V., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Tele Centro Oeste Celular Participações S.A., Brasilcel N.V., Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A. and

Name	Positions Held	Principal Occupation and Business Experience

Telegoiás Celular S.A. Executive Chairman of MobiPay International S.A. He joined the Telefónica group in 1981. His current business address is C/ Goya, 24, 28001, Madrid, Spain.
J.C.W. van Burg(2)	Director	Regional Manager Private Banking from 1999 until 2001, Senior Vice President Business Development in 2001 and 2002, Senior Vice President Group Audit in 2002 and 2003 and Managing Director since 2003 at ABN AMRO Trust Company (Nederland) B.V.
C.J.P. Kluft(2)	Director	Various positions in ABN AMRO Bank N.V. since 1974, Assistant to the Head of the Legal Department of ABN AMRO Bank Trust Company.
Shakhaf Wine(4)	Director	Member of the board of directors of each of Brasilcel N.V., Telesp Celular Participações S.A., Tele Centro Oeste Participações S.A., Tele Sudeste Participações S.A., Celular CRT Participações S.A., Telemat Celular S.A., Teleacre Celular S.A., Telems Celular S.A., Norte Brasil Telecom S.A., Teleron Celular S.A., TCO-IP S.A. Telegioás Celular S.A., Universo Online S.A. and Banco1.Net S.A. since 2004, Director of Investment Banking and a relationship manager for European clients in the Global Telecommunications Group of Merrill Lynch International from 1998 until 2003, Senior Associate Director in the Latin American and Telecommunications Groups of Deutsche Morgan Grenfell from 1993 until 1998, foreign exchange trader of Banco Icatu and dealer to the Brazilian Central Bank from 1991 until 1993. His current business address is at Praia de Botafogo, 501, 22250-040, Rio de Janeiro, RJ, Brazil.

(1)	Portuguese citizen.

(2)	Dutch citizen.

(3)	Spanish citizen.

(4)	Brazilian citizen.

2.	Directors and Executive Officers of TLE.

      The following table sets forth the name and position of each director and executive officer of TLE. The current business address of each person is Rua Silvera Martins 1036, Cabula, Salvador, Bahia, Brazil, 41150-000, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with TLE unless otherwise indicated.

Name	Positions Held	Principal Occupation and Business Experience

Felix Pablo Ivorra Cano(1)	Chairman	See “Directors and Executive Officers of Brasilcel.”
Carlos Manuel de Lucena e Vasconcellos Cruz(2)	Director	See “Directors and Executive Officers of Brasilcel.”
Fernando Xavier Ferreira(3)	Director	See “Directors and Executive Officers of Brasilcel.”
Antonio Pedro de Carvalho Viana Baptista(2)	Director	See “Directors and Executive Officers of Brasilcel.”
Ernesto Lopez Mozo(1)	Director	See “Directors and Executive Officers of Brasilcel.”
Ignacio Aller Mallo(1)	Director	See “Directors and Executive Officers of Brasilcel.”
Zeinal Abedin M. Bava(2)	Director	See “Directors and Executive Officers of Brasilcel.”
Iriarte José Araújo Esteves(2)	Vice-Chairman	Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Chief Executive

Name	Positions Held	Principal Occupation and Business Experience

Officer of TMN — Telecomunicações Moveis Nacionais, S.A. since 1998; Chief Executive Officer of PT Móveis, SGPS, S.A. since 2000; Chairman of the Board of Directors of PT Prime — Solucoes Empresariais de Telecomunicações e Sistemas, S.A. since February 2004; Chairman of the Board of Directors of PT Acessos de Internet WiFi, S.A. since January 2004; Member of the Board of Directors of PT Corporate — Solucoes Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Member of the Board of Directors of PT Compras — Servicos de Consultoria e Negociacao, S.A. since May 2003; Member of the Board of Directors of Fundacao Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of PT Prime, SGPS, S.A. since 2002; Member of the Board of Directors of Telesp Celular Participações, S.A. since April 10, 2001; Member of the Board of Directors of Tele Sudeste Participacoes, S.A. since 2003; Member of the Board of Directors of CRT Celular Participações, S.A. since 2003; Member of the Board of Directors of Tele Leste Participacoes, S.A. since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A. since 2003; Vice-Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 2000 until 2002; Chairman of the Board of Directors of Telepac from 1991 until 1997; Vice-Chairman of the Board of Directors of TMN — Telecomunicações Moveis Nacionais, S.A. from 1991 until 1992; Member of the Board of Directors of CTT from 1989 until 1992; Director-General of Telecommunications of CTT from 1986 until 1989; Deputy General Manager of Telecommunications of CTT from 1983 until 1986; Manager of the Telecommunications Business Planning Department of CTT from 1982 until 1983; Regional Telecommunications General Manager of CTT from 1981 until 1982. His current business address is at Avenida Álvaro Pais, 02, 1649-041 Lisbon, Portugal.
Eduardo Carlos Gadelha de Faria(3)	Director	Founding partner of Voga Capital S/C Ltda., an independent alternative asset management company. From 1982 until 1986, he worked as a civil engineer at Sir William Halcrow & Partners Consulting Engineers, London. From 1987 until 1990, he was a financial consultant at Price Waterhouse Management Consultants, London, and, from 1990 until 1994, he served as an officer at Foreign & Colonial Emerging Markets, London. From 1994 until 1997, Mr. Faria was the chief of the sale division for foreign institutional customers at Banco Icatu, Rio de Janeiro and New York, and, from 1997 until 2001, he worked as a financial consultant for small and medium-sized companies in strategic planning, corporate governance and investor relations.
Pedro Manuel Brandão Rodrigues(2)	Director	See “Directors and Executive Officers of Brasilcel.”
Paulo Henrique de Almeida(3)	Director	Managing partner of Lomax Consultoria, Administração e Participação. Chief Financial Officer of Centrais Elétricas do Rio Jordão S/A in 2002. Chief Financial Officer of Fundação Copel de Previdência e Assistência Social by December 2003.

Name	Positions Held	Principal Occupation and Business Experience

Francisco José Azevedo Padinha(3)	Chief Executive Officer	Chief executive officer of Brasilcel N.V., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. since 2003; Chairman of the Board of Directors of PT Prime Tradecom Soluções Empresariais de Comércio Electrónico, S.A., Megamedia Soluções Multimédia, S.A., PT Prime, SGPS, S.A.; Vice Chairman of the Board of Directors of PT Ventures S.A.; Member of the Board of Directors of PT Comunicações S.A.; Member of the scientific committee of Taguspark Sociedade de Promoção e Desenvolvimento do Parque da Ciência e Tecnologia da Área de Lisboa, S.A.; He was also the Chairman of the board of directors of Prymesys — Soluções Empresariais S.A.; Manager of the central department for research and development of Companhia Portuguesa Rádio Marconi S.A. from 1989 until 1992; Chairman of the Board of Directors of Telecom Portugal, S.A. from 1992 until 1994; Chief Executive Officer of PT Prime SGPS, S.A. from 2000 to 2001; Member of the Board of Directors of Portugal Telecom from 1994 until 2002; Executive officer of Tagilo Participaçoes Ltda. and Intertelecom Ltda. since 2004.
Fernando Abella García(1)	Executive Vice President for Finance, Planning and Control and Investors Relations Officer	Executive Vice President for Finance, Planning and Control of Brasilcel N.V., Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S/A, Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. Investor Relations Officer of Tele Sudeste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A. and Tele Leste Celular Participações S.A. Executive Vice President for IT and Product and Service Engineering of Tele Centro Oeste Celular Participações S.A.; Vice President for Human Resource and Quality of Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Celular CRT S.A., from 2002 until 2003. Vice President for Resource, Finance and Control of Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Celular CRT S.A., from 2002. Member of the Board of Directors of Telefónica Factoring do Brasil Ltda; From 1994 until 1997, Mr. Garcia worked as an external consultant for the Telefónica Group in several different areas. Since joining the Telefónica Group in 1997, he has served in different positions in the financial and strategic planning areas in Spain and Brazil. He was also a member of the board of directors of Telefónica Móviles S.A.C. in Peru, Telefónica Móvil S.A. in Chile, Telefónica Móviles El Salvador, S.A. de C.V. in El Salvador and Telefónica Centroamerica Guatemala, S.A. in Guatemala.
Paulo Cesar Pereira Teixeira(3)	Executive Vice President for Operations	Executive Vice President for Operations of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular S.A. and Global Telecom S.A. Member of the Board Directors of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações

Name	Positions Held	Principal Occupation and Business Experience

S.A. from 2001 until 2003. Executive Vice President of Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A. and Celular CRT S.A., from 2001 until 2004. Executive Vice President for Operations of Telerj Celular S.A. and Telest Celular S.A., from 1999 until 2001. Executive Vice President for Planning and Co-ordination from 1998 until 2001. From 1980 until 1987, Mr. Teixeira performed several different managerial duties in Companhia Riograndense de Telecomunicações S.A.-CRT and was also a member of the Board of Directors (1985-1986). In 1987 and 1988, he served at several different positions in Telebrás or in the companies of the Telebrás Group.
Javier Rodríguez Garcia(1)	Executive Vice President for Technology and Networks	Executive Vice President for Technology and Networks of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.; From 1986 until 1988, Mr. Garcia worked at INDELEC-Industria Electronica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefonica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A., as the person responsible for the project, installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. Garcia served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunication system for Telefonica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Companía Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefonica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. Garcia was the technology manager in the cellular business of Telefonica Group in Brazil and from 2000 until 2002 he was the network manager of Telerj Celular S.A. and Telest Celular S.A.
Guilherme Silverio Portela Santos(2)	Executive Vice President for Customers	Executive Vice President for Customers of each of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Telesp Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.; Executive manager at PT Móveis, SGPS, S.A. From 1989 until 1993, Mr. Santos was a consultant at McKinsey & Co., and from 1994 until 1998 he worked as an officer for operations and an officer for special projects at Parque Expo ’98, S.A. He was also a coordination officer at Companhia de Seguros Tranquilidade.
Luis Filipe Saraiva Castel-Branco de Avelar(2)	Executive Vice President for Marketing and Innovation and Vice President	Executive Vice President for IT and Product and Service Engineering of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A., Celular CRT Participações S.A., Telesp Celular Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A.,

Name	Positions Held	Principal Occupation and Business Experience

	for IT and Product and Service Engineering	Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A. In 1989 and 1993, Mr. Avelar was respectively the corporate accounts director of Telefones de Lisboa e Porto, an expert in telecommunications services for the European Commission (DG XIII, Telecom Policy Unit) and a strategic planning director at Comunicações Nacionais. From 1993 to 1998 he was a consultant in privatization and regulation projects for the World Bank, the European Bank for Reconstruction and Development and the European Commission. From 1996 to 1998 he was a portfolio director of Portugal Telecom Group in the strategic marketing board of Portugal Telecom. From 1998 to 2000, Mr. Avelar was a special consultant to the president of Telesp Celular Participacoes S.A. for the areas of marketing, sales, strategy, regulation and special projects, and, from 2000 to 2001, he was a director at the internet and e-commerce business unit at the same company.
José Carlos de la Rosa Guardiola(1)	Executive Vice President for Regulatory Matters and Institutional Relations	Executive Vice President for Regulatory Matters and Institutional Relations of each of Telesp Celular Participações S.A., Tele Leste Celular Participações S.A., Tele Sudeste Celular Participações S.A., Celular CRT Participações S.A., Telerj Celular S.A., Telest Celular S.A., Telebahia Celular S.A., Telergipe Celular S.A., Celular CRT S.A., Telesp Celular S.A. and Global Telecom S.A.; Vice President for Planning and Co- ordination of Telerj Celular S.A. and Telest Celular S.A. from 2000 to 2002. Vice President for Planning and Co-ordination of Celular CRT S.A. from 2001 to 2002. From November 1998 until February 2002, Mr. Guardiola was engaged in the Regulation and Operations Departments of these companies, and occupied the function of vice president of Operations responsible for the commercial, administrative and operations activities of each of Telebahia Celular S.A. and Telergipe Celular S.A. He is also a member of the board of directors of Saint Gobain, France, National Semiconductors, USA and NEC Electronics, Japan.

(1)	Spanish citizen.

(2)	Portuguese citizen.

(3)	Brazilian citizen.

3.	Directors and Executive Officers of Iberoleste Participações.

      The following table sets forth the name and position of each director and executive officer of Iberoleste Participações. The current business address of each person is Rua Martniano de Carvalho, 851, 20th Floor, São Paulo, SP, Brazil, 01321-001, except where otherwise noted below. Each position set forth opposite an individual’s name refers to a position with Iberoleste Participações unless otherwise indicated. Each person listed below is a citizen of Brazil.

Name	Positions Held	Principal Occupation and Business Experience

Fernando Xavier Ferreira	President	See “Directors and Officers of Brasilcel.”
Eduardo Navarro de Carvalho	Vice-President	Vice-President of SP Telecomunicações Holding Ltda., Sudestecel Participações S.A., Iberoleste Participações S.A.; Regulatory and Corporate Strategist of Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A.; and Ceterp-Centrais Telefónicas de Ribeirão Preto S.A.; Senior

Name	Positions Held	Principal Occupation and Business Experience

Project Director of McKinsay & Company, Inc., Factory Manager of Belgo Mineira Telesp (Arbed Group).
Gilmar Roberto Pereira Camurra	Officer	Chief Financial Officer of Telefónica Group since 1999; Vice- President for Financial Planning of Telecomunicações de São Paulo-Telesp; Member of the Board of Directors of Grupo Paranapanema.

4.	Directors and Executive Officers of Tagilo Participações.

      The following table sets forth the name and position of each director and executive officer of Tagilo Participações. The current business address of each person is Rua Roque Petroni Jr., 1464, 6th Floor — Morumbi, São Paulo, SP, Brazil, 04707-000, except where otherwise noted below. Each position set forth opposite an individual’s name refers to a position with Tagilo Participações unless otherwise indicated.

Name	Positions Held	Principal Occupation and Business Experience

Francisco José Azevedo Padinha(1)	Officer	See “Directors and Executive Officers of TLE.”
Paulo Cesar Pereira Teixeira(2)	Officer	See “Directors and Executive Officers of TLE.”

(1)	Portuguese citizen.

(2)	Brazilian citizen.

5. Directors and Executive Officers of Telefónica.

      The following table sets forth the name and position of each director and executive officer of Telefónica. The current business address of each person is Gran Via, 28, 28013, Madrid, Spain, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Telefónica unless otherwise indicated. Each person listed below is a Spanish citizen except Miguel Horta e Costa and Antonio Viana Baptista, who are Portuguese citizens.

Name	Positions Held	Principal Occupation and Business Experience

César Alierta Izuel	Chairman of the Board of Directors and Chief Executive Officer	Executive Chairman and Chairman of the Board of Directors of Telefónica since 2000. From June 1996 until his appointment as Chairman of Telefónica, he was the Chairman of Tabacalera, S.A. which later became Altadis. He has also been a member of the Board of Directors and Standing Committee of the Madrid Stock Exchange. In January 1997, he was appointed to the Board of Directors of Telefónica, and has also been appointed as director of Telefonica Internacional (TISA), Plus Ultra, Terra and Iberia. During his years as Chairman of Tabacalera, he was also the Chairman of the Board of Directors of Logista, a subsidiary of the Altadis group. He is currently a member of the Altadis Board of Directors and Executive Committee.
Isidro Fainé Casas	Director	Vice-Chairman of the Board of Directors of Telefónica; General Manager of La Caja de Ahorros y Pensiones de Barcelona (“la Caixa”); Financial Analyst and academic at the “Real Academia de Ciencias Económicas y Financieras”. His current business address is at Avda. Diagonal, n°s. 621-629, Planta 22, 08028, Barcelona, Spain.
José Antonio Fernández Rivero	Director	Vice-Chairman of the Board of Directors of Telefónica; Member of the Board of Directors of Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), Iberdrola, S.A., Banco de Crédito Local de España, S.A. and Chairman of Adquira, S.A.; Responsible and General Manager for the Systems and Operations Division for the BBVA Group from 1999 until 2003. His current business address is at Paseo de la Castellana, 81, Planta 24, 28046, Madrid, Spain.
Jesús María Cadenato Matia	Director	Member of the Board of Directors of Telefónica. He joined Banco Bilbao in 1977, where he held several key management positions in the head office and within the retail branch network. Currently represents BBVA on the boards of directors of Iberia Cards and Uno-e Bank. His current business address is at Avda. Diagonal, n°s. 621-629, Planta 22, 08028, Barcelona, Spain.
Maximino Carpio Garcia	Director	Member of the Board of Directors of Telefónica S.A. Member of the Economic and Social Council, a Spanish government advisory entity; Member of the Board of Directors and Advisory Committee of Abengoa, S.A. Member of the Board of Directors of Telefónica Móviles S.A. Professor of Applied Economics at the Universidad Autonoma de Madrid since 1989. Dean of the Economics faculty of Universidad Autonoma de Madrid from 1992 to 1995. Head of the Department of Economics and Public Finance from 1984 to 1992 and Head of the Department of Public Economy from 1995 to 1998 at the Universidad Autonoma de Madrid. His current business address is at Dr. Casimiro Morcillo, 39, 28100, Alcobendas, Madrid, Spain.
Carlos Colomer Casellas	Director	Member of the Board of Directors of Telefónica, Chairman of the Colomer Group and Chief Executive Officer; Director of Altadis, S.A.; Chief Operating Officer of INDO, an import-

Name	Positions Held	Principal Occupation and Business Experience

export company; Director of Cataluña for Banco Santander Central Hispano; Director of Hospital General de Cataluña; Member of the Advisory Committee of CVC Capital Partners. His current business address is at c/ Aragó, 499, 08013, Barcelona, Spain.
Alfonso Ferrari Herrero	Director	Member of the Board of Directors of Telefónica, Director of CTC Chile S.A. and Telefónica del Peru. From 1995 to 2000, he was Executive Chairman of Beta Capital, S.A. and prior to that he served on several Boards of Directors representing the Banco Urquijo where he was a partner from 1985. His current business address is at C/ Santa Engracia, 40, 5[a] planta, 28010, Madrid, Spain.
José Fernando de Almansa Moreno-Barreda	Director	Member of the Board and President of the International Affairs Committee of the Board at Telefónica S.A.; Member of the Board at Telefónica Móviles S.A., Telefónica de Argentina S.A., Telefónica del Perú S.A, Telecomunicaçoes de Sao Paulo S.A., and BBVA Bancomer Mexico; Chief of the Royal Household of His Majesty King Juan Carlos I, from 1993 to 2002; Personal Adviser to His Majesty the King. He joined the Spanish Diplomatic Corps, and served from 1976 to 1992, as Secretary of the Spanish Embassy in Brussels, Cultural Counsellor of the Spanish Representation to Mexico, Chief Director for Eastern European Affairs and Atlantic Affairs Director in the Spanish Foreign Affairs Ministry, Counsellor to the Spanish Permanent Representation to NATO, in Brussels, Minister-Counsellor of the Spanish Embassy in the Soviet Union, General Director of the National Commission for the 5th Centennial of the Discovery of the Americas, and Deputy General Director for Eastern Europe Affairs in the Spanish Foreign Affairs Ministry.
Gonzalo Hinojosa Fernández de Angulo	Director	Chairman and Chief Executive Officer of Cortefiel, S.A.; Director of Banco Central Hispano Americano and a Director of Portland Valderribas from 1991 through 2002. Director of Altadis. His current business address is at Avda. del Llano Castellano, 51, 28034, Madrid, Spain.
Miguel António Igrejas Horta e Costa	Director	See “Directors and Executive Officers of Portugal Telecom.”
Pablo Isla Âlvarez de Tejera	Director	Member of the Board of Directors of Telefónica, Chairman of the Board of Directors of Altadis, S.A. and Logista, S.A. General Secretary of Banco Popular Español from 1998 until 2000; Chairman of the Board of Grupo Altadis and Co-Chairman of Telefónica, S.A. since July 2000. Director of Iberia Lineas Aereas de España, S.A and Mutua Madrileña. His current business address is at C/ Eloy Gonzalo, 10, 28010, Madrid, Spain.
Luis Lada Díaz	Director, General Manager for Development, Planning and Regulatory Affairs	Member of the Board of Directors and General Manager for Development, Planning and Regulatory Affairs; In 1989, he was Deputy General Manager for Technology, Planning and International Services from when he left the Telefónica Group to join Amper Group, a telecommunications systems and equipment manufacturer as General Manager for Planning and Control; He was appointed Chief Executive Officer of Telefónica Móviles de España S.A. in 1994; Chairman and President of Telefónica Móviles, S.A. from August 2000 until July 2002.

Name	Positions Held	Principal Occupation and Business Experience

Member of the Board of Directors of Telefónica Móviles, S.A. since 2000, Telefónica Internacional S.A. and Sogecable S.A.
José Fonollosa García	Director	Member of the Board of Directors of Telefónica. Represents BBVA on the Board of Directors of BBVA BHIF (Chile), Provida (Chile), BBVA Banco Provincial (Venezuela) and Bradesco (Brasil). Served as Chief International Officer, Chief Financial Officer, head of the Latin American retail banking division among other responsibilities in BBVA. His current business address is at Paseo de la Castellana, 81, Planta 24, 28046, Madrid, Spain.
Antonio Massanell Lavilla	Director	Member of the Board of Directors of Telefónica. Senior Executive Vice President of Caja de Ahorros y Pensiones de Barcelona and a member of the Boards of Directors of Port Aventura, S.A. and Baqueira Beret, S.A.; President of Servihabitat, e-laCaixa, S.A. and Internet Global Congress (IGC). As a representative of Caja de Ahorros y Pensiones de Barcelona, he has worked with the Telefónica Group in the deployment of Caja de Ahorros y Pensiones de Barcelona’s corporate telecoms network. His current business address is at Avda. Diagonal, 621-629, Torre 1.Pl.22, 08028, Barcelona, Spain.
Enrique Used Aznar	Director	Member of the Board of Directors of Telefónica. Chairman of AMPER, S.A. and AmperProgramas; Deputy Chairman of Medidata (Brazil); Served as Chairman of Telefónica Latinoamérica, S.A., Telefónica Móviles, S.A., Estratel and Telefónica Investigación y Desarrollo, S.A.; Held positions as Deputy Chairman and Chief Executive Officer of Telefónica Publicidad e Información and Compañía Telecomunicaciones de Chile; Also served as Member of the Board of Directors of Telefónica de Argentina, ATT Network System International and Ericsson (Spain). His current business address is at C/ Marconi, 3, Parque Tecnológico de Madrid, Tres Cantos, 28760, Madrid, Spain.
Mario Eduardo Vázquez	Director	Member of the Board of Directors of Telefónica. President of Telefónica de Argentina, Telefónica Móviles Argentina, S.A., Telefónica Comunicaciones Personales, S.A., Atento Argentina, S.A. and Adquira Argentina, S.A.; Chairman of the Board of Directors of Rio Compania de Seguros, S.A.; Director of Banco Río de la Plata, S.A., Ríobank International, Corporación Metropolitana de Finanzas, S.A., Heller Financial Argentina, S.A, Heller-Sud Servicios Financieros, S.A., Motorcare Argentina, S.A., Acsa Loss Control, S.A., Central Puerto, S.A., and Indra SI S.A. His current business address is Avd. Ingeniero Huergo, 723, Piso 20, C1107AOH, Buenos Aires, Argentina.
Antonio Pedro de Carvalho Viana Baptista	Director	See “Directors and Executive Officers of Brasilcel.”
Gregorio Villalabeitia Galarraga	Director	Member of the Board of Directors of Telefónica. Member of the Board of Directors of Gas Natural, S.A., Iberia Líneas Aéreas de España, S.A. and Repsol YPF, S.A.; General Manager of Caja de Ahorros Vizcaína; Chief Executive of Banco Cooperativo Español; Chief Operating Officer of Banco de Crédito Local and Chief Executive Officer of Caja Postal in January 1995. Wholesale Banking General Manager of Argentaria in 1998.

Name	Positions Held	Principal Occupation and Business Experience

General Manager of Global Investment Banking of Banco Bilbao Vizcaya Argentaria (BBVA) from 1999 until 2001; General Manager of the Real Estate and Industrial Group of Banco Bilbao Vizcaya Argentaria (BBVA) since 2001. His current business address is at Paseo de la Castellana, 81, Planta 24, 28046, Madrid, Spain.
Antonio J. Alonso Ureba	Director, General Counsel and Secretary of the Board	General Secretary and Secretary to the Board of Directors and Director of Telefónica. Worked on the technical staff of the Madrid Town Council central administration, in the Public Defender’s Office and as director of Legal Services and Secretary to the Board of the Spanish Stock Exchange Commission (Comisión Nacional del Mercado de Valores).
Ramiro Sánchez de Lerín García-Ovies	General Vice Secretary and Vice Secretary to the Board	General Vice Secretary and Vice Secretary to the Board of Directors of Telefónica. Served as “Abogado del Estado” working for the Treasury Internal Revenue in Madrid (delegación de Hacienda de Madrid). Afterwards he was assigned to the State Secretariat for the European Communities and later to the Foreign Affairs Ministry. He has been General Secretary and Secretary of the Board of Elosúa, S.A., Tabacalera, S.A., Altadis, S.A. and Xfera Móviles, S.A.. Professor at ICADE, Instituto de Empresa and Escuela de Hacienda Pública, Executive Officers/Management Team.
Calixto Ríos Pérez	General Manager of Auditing and Management Resources	General Manager of Auditing and Management Resources at Telefónica. Served as Chief Financial Officer of Tabacalera, S.A. and afterwards as advisor to the Chairmen and Head of Strategy and Planning of Tabacalera/Seita. Served as Corporate General Manager for Institutional Relations of Telefónica. General Manager for Internal Auditing and Communications of Telefónica since 2002.
Santiago Fernández Valbuena	General Manager of Finance and Shares Resources	General Manager of Finance and Shared Resources of Telefónica since December 2003. Chief Financial Officer of Telefónica since July 2002. He joined Telefónica in 1997 as Chief Executive Officer of Fonditel (Telefónica’s Pension Assets Manager). Served as President of the Research Commission at the Spanish Institute of Financial Analysts.
Luis Abril Pérez	General Manager for Corporate Communication	General Manager for Corporate Communication at Telefónica. General Director for Banesto from 1994 until 1999 and General Director for Communications for BSCH from 1999 until 2001.
Francisco de Bergia González	General Manager, Assistant to the Chairman of the Board	General Manager and Assistant to the Chairman of the Board of Telefónica. Worked as General Manager of Club Meliá and Deputy Financial Officer of Hoteles Meliá; after which he held a number of positions including Vice-President of Marketing for DEFEX (Official Export Agency for Defense Material); Partner General Manager of Apax Partners; Executive Vice-President and Chief Operating Officer for Cabitel (Grupo Telefónica); Head of Institutional Relations for Telefónica de España; Director of Antena 3 Television and Cabitel. Executive Vice-Chairman of Fundación Telefónica since 1999; Director of Amper.
Guillermo Fernández Vidal	General Manager of Subsidiaries	General Manager of Subsidiaries of Telefónica. He joined Telefónica in 1987 as Deputy General Manager for large clients of Telefónica. Subsequently he was appointed Assistant Head of Business Communications, Head of Business Communications,

Name	Positions Held	Principal Occupation and Business Experience

General Manager of Businesses and General Public and Chief Operating Officer of Telefónica Data, S.A.

6.	Directors and Executive Officers of Portugal Telecom.

      The following table sets forth the name and position of each director and executive officer of Portugal Telecom. The current business address of each person is Avenida Fontes Pereira de Melo, 40, 1069-300, Lisbon, Portugal, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Portugal Telecom unless otherwise indicated. Each person listed below is a citizen of Portugal, except Fernando Abril-Matroell Hernandez, who is a Spanish citizen, Pedro Sampaio Malan, who is a Brazilian citizen, and Gerald S. McGowan and Peter Eugene Golob, who are United States citizens.

Name	Positions Held	Principal Occupation and Business Experience

Ernâni Rodrigues Lopes	Chairman of the Board of Directors	Chairman of the Board of Directors of SESC — Sociedade de Estudos Superiores de Contabilidade, S.A. since 2003; Ambassador of Portugal in Bonn from 1975 until 1979; Ambassador of Portugal in Brussels near CEE from 1979 until 1983; Minister of Finance from 1983 until 1985; Managing Partner of SaeR — Sociedade de Avaliação de Empresas e Risco, Lda. since 1998; Managing Partner of Ernâni R. Lopes & Associados, Lda. since 1997; Member of the Consultive Council of Bank of Portugal since 1997; Member of the Consultive Council of Instituto de Crédito Público since 1997; Member of the European Convention in representation of Portugal since 2002; Chairman of the Board of Bio 21, from 1995 until 2001; President of the General Assembly of Gestifer, SGPS, S.A since 1997; President of the General Assembly of Morate — Sociedade de Investimentos Imobiliários, S.A since 1989; President of the General Assembly of Lusotur Sociedade Financeira de Turismo, S.A from 1991 until 1998; President of the General Assembly of Inogi — Inovação Imobiliária, Gestão e Invetimento, S.A since 1989; President of the General Assembly of Socifa — Sociedade de Prestação de Serviços Financeiros e de Administração e Gestão, S.A from 1988 until 1991; Member of the General Board of Telecel from 1991 until 1994; Member of the General Board of Espírito Santo Group since 1996; Member of the Board of Directors of Espírito Santo Resources Ltd since 1990; Vice-President of the Board of Directors of ESPART — Participações Financeiras, SGPS, S.A. from 1990 until 1992; Chairman of the Board of Directors of Escopar — Sociedade Gestora de Participações Sociais, S.A. since 1995; Chairman of the Board of Directors of Espírito Santo Irmãos — Sociedade Gestora de Participações Sociais, S.A. since 1994; Chairman of the Board of Directors of Espírito Santo Property Holding (Portugal) since 1994; Chairman of the Board of Directors of GESTRES — Gestão Estratéegica Espírito Santo, S.A. since 1990; Chairman of the Board of Directors of SFIR — Sociedade de Financiamento e Investimento de Risco, S.A. from 1988 until 1995; Chairman of the Board of Directors of Alcatel — Portugal, Sistemas de Comunicação, S.A. from 1988 until 1995; Chairman of the Board of Directors of CPR — Companhia Portuguesa de Rating, S.A. from 1969 until 2003.
Miguel António Igrejas Horta e Costa	Director, Chief Executive Officer	Chief Executive Officer of Portugal Telecom, SGPS, S.A. since May 28, 2002. Chairman of the Board of Directors of Portugal Telecom Investimentos Internacionais — Consultoria

Name	Positions Held	Principal Occupation and Business Experience

Internacional S.A. since April 2004; Chairman of the Board of Directors of PT Prime, SGPS, S.A. since February 2004; Chief Executive Officer of PT Comunicações, S.A. since January 2004; Chairman of the Board of Directors of PT Sistemas de Informação, S.A. since January 2004; Chairman of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chairman of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Chairman of the Board of Directors of Fundação Portugal Telecom since March 2003; Chairman of the Board of Directors of PT Ventures, SGPS, S.A. (ex-Portugal Telecom Internacional, SGPS, S.A.) since December 2002; Chairman of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since August 2002; Chairman of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Chairman of the Board of Directors of PT Móveis, SGPS, S.A. and TMN — Telecomunicações Móveis Nacionais, S.A. since June 2002; Chairman of the Board of Directors of PT Comunicações, S.A. since May 2002; Vice-Chairman of the Executive Committee of Portugal Telecom, SGPS, S.A. from April 2000 until May 2002; Vice-Chairman of the Board of Directors of PT Investimentos, SGPS, S.A. from 1999 until June 22, 2001; Vice-Chairman of the Board of Directors of Telesp Celular Participações S.A. from 1998 until November 2000; Vice-Chairman of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. from 2000 until 2002; Member of the Board of Directors of Telesp Participações S.A. from 1998 until November 2000; Member of the Board of Directors of Telesp, S.A. from 1998 until November 2000; Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 2000 until 2002; Chief Executive Officer of Portugal Telecom Internacional, SGPS, S.A. from 1998 until 2000; Member of the Board of Directors of Telefónica, S.A. since 1998; Member of the Board of Directors of SIC, S.A. from 1998 until 2000; Member of the Board of Directors of Aliança Atlântica Holdings since 1997; Vice-Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 1996 until 1997; Vice-Chairman of the Board of Directors of Companhia Portuguesa Rádio Marconi S.A. from 1994 until 1995; Non-executive member of the Board of Directors of Portugália-Companhia de Transportes Aéreos, S.A. since 1993; Vice-Chairman of the Board of Directors of Banco ESSI, S.A. from 1992 until 1994; Non-executive Member of the Board of Directors of BES Investimento, S.A. since 1999; Chairman and member of the Board of Directors of SIBS-Sociedade Interbancária de Serviços, S.A. from 1991 until 1995; Chairman of the Board of Directors of Euroges-Aquisição de Créditos a Curto Prazo, S.A. since 1991; Member of the Board of Directors of Banco Espírito Santo e Comercial de Lisboa from 1990 until 1992; Vice-Chairman of Associação Industrial Portuguesa from 1990 until 1994; Secretary of State for Foreign Trade from 1987 until 1990; Vice-Chairman of the Board of Directors of CTT and TLP from 1984 until 1987; Chairman of the Board of Directors of Companhia

Name	Positions Held	Principal Occupation and Business Experience

Portuguesa Rádio Marconi S.A. from 1982 until 1984; Director-General of CTT from 1981 until 1982.
Zeinal Abedin M Bava	Director and Chief Financial Officer	See “Directors and Executive Officers of Brasilcel.”
Carlos Manuel L Vasconcellos Cruz	Director and Executive Officer	See “Directors and Executive Officers of Brasilcel.”
Iriarte José Araújo Esteves	Director and Executive Officer	Executive Vice-Chairman of the Board of Directors of PT Comunicações, S.A. since January 2004; Chief Executive Officer of TMN — Telecomunicações Móveis Nacionais, S.A. since 1998; Chief Executive Officer of PT Móveis, SGPS, S.A. since 2000; Chairman of the Board of Directors of PT Prime — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since February 2004; Chairman of the Board of Directors of PT Acessos de Internet WiFi, S.A. since January 2004; Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. since December 2002; Member of the Board of Directors of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of PT Prime, SGPS, S.A. since 2002; Member of the Board of Directors of Telesp Celular Participações, S.A. since April 10, 2001; Member of the Board of Directors of Tele Sudeste Participações, S.A. since 2003; Member of the Board of Directors of CRT Celular Participações, S.A. since 2003; Member of the Board of Directors of Tele Leste Participações, S.A. since 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A. since 2003; Vice-Chairman of the Board of Directors of Portugal Telecom Internacional, SGPS, S.A. from 2000 until 2002; Chairman of the Board of Directors of Telepac from 1991 until 1997; Vice-Chairman of the Board of Directors of TMN — Telecomunicações Móveis Nacionais, S.A. from 1991 until 1992; Member of the Board of Directors of CTT from 1989 until 1992; Director-General of Telecommunications of CTT from 1986 until 1989; Deputy General Manager of Telecommunications of CTT from 1983 until 1986; Manager of the Telecommunications Business Planning Department of CTT from 1982 until 1983; Regional Telecommunications General Manager of CTT from 1981 until 1982. His current business address is at Avenida Àlvaro Pais, 02, 1649-041 Lisbon, Portugal.
Paulo Jorge da Costa Gonçalves Fernandes	Director and Executive Officer	Member of the Board of Directors of PT Corporate — Soluções Empresariais de Telecomunicações e Sistemas, S.A. since June 2003; Chief Executive Officer of PT Sistemas de Informação, S.A. since May 2003; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Member of the Board of Directors of Fundação Portugal Telecom since March 2003; Member of the Board of Directors of Brasilcel, N.V. from December 2002 until July 2003; Vice-Chairman of the Board of Directors of PT Ventures, SGPS, S.A. since December 2002; Member of the Board of Directors

Name	Positions Held	Principal Occupation and Business Experience

of Portugal Telecom Brasil, S.A. since July 2002; Member of the Board of Directors of Telesp Celular Participações, S.A. since April 10, 2001; Member of the Board of Directors of Tele Sudeste Participações, S.A. from January 2003 until July 2003; Member of the Board of Directors of CRT Celular Participações, S.A. from January 2003 until July 2003; Member of the Board of Directors of Tele Leste Participações, S.A. from January 2003 until July 2003; Member of the Board of Directors of Tele Centro Oeste Celular Participações, S.A. from January 2003 until July 2003; Chairman of the Board of Directors of PT — Sistemas de Informação, S.A. since 2000; Partner of McKinsey & Company from 1997 until 2000; Member of McKinsey & Company’s Leadership World Groups for the areas of telecommunications and transportation from 1997 to 2000; Senior Advisor of McKinsey & Company from 1991 until 2000; Partner and Manager of Spades, Lda from 1990 to 1991. His current business address is at Urbanização Tagus Park, Lote 35, 2784-549, Porto Salvo, Portugal.
Joaquim Aníbal Freixial de Goes	Director	Member of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since August 2002; Member of the Board of Directors of Companhia de Seguros Tranquilidade-Vida, S.A. since 2002; Member of the Board of Directors of BEST — Banco Electrónico de Serviço Total, S.A. since May 2001; Member of the Board of Directors of Banco Espírito Santo, S.A. since 2000; Member of the Board of Directors of BES.COM, SGPS, S.A. since 2000; Chairman of the Board of Directors of E.S. INTERACTION, Sistemas de Informação Interactivos, S.A. since 2000; Member of the Board of Directors of ESDATA, Espírito Santo Data, SGPS, S.A. since 1999; Member of the Board of Directors of CREDIFLASH, SA since 1999; Head of the Strategic Marketing Department of Banco Espírito Santo, S.A. from 1995 until 1999; Head of the Strategic Planning Department of CIMPOR — Cimentos de Portugal, S.A. from 1994 until 1995; Senior Consultant of Roland Berger & Partner from 1992 until 1993; Consultant of Roland Berger & Partner from 1989 until 1992.
Henrique Manuel Fusco Granadeiro	Director	Chief Executive Officer of Lusomundo Media, SGPS, S.A. since 2002; Chief Executive Officer of Diário de Notícias since 2002; Chief Executive Officer of Jornal de Notícias since 2002; Chief Executive Officer of TSF since 2002; Chief Executive Officer of Jornal do Fundão since 2002; Chief Executive Officer of Açoreana Ocidental since 2002; Chief Executive Officer of DN da Madeira since 2002; Chairman of the Board of Directors of Aleluia-Cerâmica Comercio e Indústria S.A since 2001; Member of the Board of Directors of Parfil SGPS S.A. since 2001; Member of the Strategic Council of Banco Finantia since 2001; Member of the Board of Directors of PT Multimedia — Serviços de Telecomunicações e Multimedia, SGPS, S.A. since 2001; Chairman of the Board of Directors of Margrimar — Mármores e Granitos S.A since 1999; Chairman of Marmetal — Mármores e Materiais de Construção S.A. since 1999; Member of the Board of Directors of Fundação Eugénio de Almeida during 1992; Member of the Board of Directors of Controljornal SGPS S.A. from 1990 until 2001; Member of the Board of Directors of Sojornal — Sociedade Jornalistica e Editorial S.A from 1990

Name	Positions Held	Principal Occupation and Business Experience

until 2001; Member of the Board of Directors of Marcepor-Mármores e Cerâmicas de Portugal S.A during 1990; Chairman of Fundação Eugénio de Almeida from 1989 until 1992; President of IFADAP — Instituto Financeiro de Apoio ao Desenvolvimento da Agricultura e Pescas from 1987 until 1990; Delegate Chairman of Fundação Eugénio de Andrade from 1981 until 1987; Member of the Board of Directors of M.N. Tiago, Construções S.A. during 1981; Member of the Board of Directors of Standart Eléctrica during 1981; Ambassador of Portugal near O.C.D.E and Chief of the Civil House of the President of Portugal from 1976 until 1979. His current business address is at Av. 5 de Outubro, 208, 1069-203, Lisbon, Portugal.
Carlos Alberto de Oliveira Cruz	Director	Member of the Board of Directors of Gerbanca, SGPS, S.A. since March 2003; Chairman of the Board of Directors of Caixa Brasil, SGPS, S.A. since 2001; Vice-Chairman of the Board of Directors of Caixa Geral de Depósitos, S.A. from 2000 until April 2004; Vice-Chairman of the Board of Directors of Caixa-Banco de Investimento, S.A. from 2000 until April 2004; Member of the Board of Directors of Unibanco Holdings, S.A. since 2000; Member of the Board of Directors of Banco de Portugal from 1996 until 2000; Representative of Banco de Portugal at Economic Policy Committee from 1996 until 1998; Member of the Board of Directors of Imoleasing from 1989 until 1996; Member of the Board of Directors of Caixa Geral de Depósitos, S.A. from 1984 until 1989; Head of International Relations Department of Banco Pinto & Sotto Mayor, S.A. from 1982 until 1983; Member of the Board of Directors of the Portuguese Electricity Company from 1977 until 1982; Secretary of State for Economic Coordination from 1976 until 1977; Delegate to OECD Economic Policy Committee from 1973 until 1975.
Jorge Humberto Correia Tomé	Director	Chief Executive Officer of Caixa — Banco de Investimentos, S.A. since 2002; Chairman of the Board of Directors of TREM II — Aluguer de Material Circulante, ACE since 2002; Member of the Board of Directors of Caixa — Banco de Investimentos, S.A. since 2001; Member of the Board of Directors of Caixa Gestão de Patrimónios since 2001; Member of the Board of Directors of Insurance Companies of BANIF Group: Açoreana, O Trabalho, O Trabalho Vida and Pension Fund Companies from 1996 until 2001; Partner of Coopers & Lybrand from 1995 until 1996; Manager of International Division of Banco Pinto & Sotto Mayor, S.A. in 1995; Member of the Board of Directors of Banco Pinto & Sotto Mayor, S.A. from 1994 until 1995; Member of the Board of SULPEDIP/PME Investimentos from 1989 until 1994; Junior Manager and Principal Manager of Capital Market Division of Banco Pinto & Sotto Mayor, S.A from 1985 until 1989; Senior Auditor with Coopers & Lybrand from 1980 until 1983; Junior Economist in IAPMEI (Institute for Small and Medium Companies) from 1979 until 1980. His current business address is at Rua Barata Salgueiro, 33, 1269-057, Lisbon, Portugal.
Fernando Maria Costa Duarte Ulrich	Director	Member of the Board of Directors of PT Multimedia Serviços de Telecomunicações e Multimedia, SGPS, S.A. since August 2002; Member of the Board of Directors of SIC since 2000; Member of the Board of Directors of Impresa since 2000; Member of the

Name	Positions Held	Principal Occupation and Business Experience

Board of Directors of Allianz Portugal since 1999; Vice- Chairman of the Board of Directors of BPI-SGPS from 1999 until 2002; Vice-Chairman of the Board of Directors of Banco BPI, S.A. since 1998; Chief Executive Officer of BPI Pensões, S.A. since 1995; Chief Executive Officer of BPI Vida, S.A. since 1991; Chief Executive Officer of BPI Fundos, S.A. since 1990; Vice-Chairman of the Board of Directors of Banco Português de Investimento, S.A. since 1989; Vice-Chairman of the Board of Directors of Banco de Fomento & Exterior, SA from 1996 until 1998; Vice-Chairman of the Board of Directors of Banco Borges & Irmão, SA from 1996 until 1998; Executive Director of Banco Fonsecas & Burnay from 1991 until 1996; Vice-Chairman of the Board of Directors of Banco Fonsecas & Burnay, SA from 1988 until 1996; Executive Director of BPI-Banco Português de Investimento, SA from 1985 until 1989; Deputy Manager of SPI-Sociedade Portuguesa de Investimentos from 1983 until 1985; Chief of the Cabinet of the Minister of Finance from 1981 until 1983; Member of the Secretariat for the External Economic Cooperation of the Ministry of Foreign Affairs from 1979 until 1980; Portuguese Delegation to the OECD, from 1975 until 1979; Head of the Financial Markets Unit of the weekly newspaper “Expresso” from 1973 until 1974. His current business address is at Rua Braancamp, 11, 8[o] Piso, 1250-049 Lisbon, Portugal.
Fernando Abril-Martorell Hernandez	Director	Member of the Board of Directors of Telecomunicações de São Paulo — Telesp from 2001 until 2003; Chief Operating Officer of Telefónica S.A. from 2000 until 2003; Chief Executive Officer of Telefónica Publicidad e Información from 1999 until 2000; Chief Financial Officer of Telefónica, S.A. from 1997 until 1999; Director-General of Corporate Finance of Telefónica Publicidad e Información from 1997 until 1999; Head of Treasury Department of JP Morgan from 1987 until 1997.
António Pedro de Carvalho Viana Baptista	Director	See “Directors and Executive Officers of Brasilcel.”
Pedro Sampaio Malan	Director	Vice-Chairman of the Board of Directors of Unibanco; Chairman of the Board of Directors of Globex-Ponto Frio; Member of the Consulting Committee of Alcoa Alumínio, S.A.; Minister of Finance in Brazil from 1995 until 2002; Chairman of the Board of Directors of Banco Central do Brasil from 1993 until 1994; Executive Manager of Banco Mundial from 1992 until 1993 and from 1986 until 1990; Executive Manager of Banco Interamericano de Desenvolvimento from 1990 until 1992. His current business address is at Av. Eusébio Matoso, 891, 4[o] andar, 05423-901, São Paulo, SP, Brazil.
Patrick Monteiro de Barros	Director	Chairman of the Board of Directors of Telexpress Investments Limited since 2002; Member of the Board of Directors of Tosco Corporation from 1995 until 2001; Member of the Board of Directors of Petrogal, Petróleos de Portugal from 1995 until 2000; Member of the Board of Directors of Espírito Santo Financial Group since 1992; Member of the Board of Directors of Vodafone Portugal from 1992 until 1998; Member of the Board of Directors of Petrocontrol from 1991 until 2000; Chairman and Chief Executive Officer of Argus Resources Ltd. Since 1988; President and Chief Executive Officer of Sigmoil Resources from 1985 until 1988; Senior Vice President of

Name	Positions Held	Principal Occupation and Business Experience

Philipp Brothers from 1985 until 1988; Chairman of the Board of Directors of Protea Holdings Inc. since 1981; Member of the Board of Directors of Sociedade Nacional de Petróleos (SONAP) from 1971 until 1975; General manager Supply of Sociedade Nacional de Petróleos (SONAP) from 1967 until 1971; Chairman of Fundação Monteiro de Barros since 1966.
Luis de Melo Champalimaud	Director	Chairman of the Board of Directors of Banco Totta & Açores, S.A. and Crédito Predial Português, S.A. from January 1997 until January 2000; Chairman of the Board of Directors of Banco Totta e Sotto Mayor de Investimentos, S.A., from March 1996 until January 2000; Chairman of the Board of Directors of Banco Pinto & Sotto Mayor, S.A. from January 1995 until January 2000; Chairman of the Board of Directors of Companhia de Seguros Mundial-Confiança, S.A. from March 1993 until March 1995; Member of the Board of Directors of Companhia de Seguros Mundial-Confiança, S.A. from June 1992 until March 1993; Chief Executive Officer of Soeicom, S.A. from September 1982 until April 1992; Sales Director of Soiecom, S.A. from June 1975 until September 1982.
Jorge Maria Bleck	Director	Chairman of the General Shareholders’ Meeting of Crédito Predial Português since 2000; Vice-Chairman of the General Shareholders’ Meeting of Banco Santander de Negócios Portugal, S.A since 2000; Vice-Chairman of the General Shareholders’ Meeting of Banco Santander, S.A since 1999; Member of the Board of Directors of Foggia SGPS, S.A. since 2000.
Carlos Manuel de Almeida Blanco de Morais	Director	Professor of the Lisbon University of Law since 1997; Member of the Board of Fundação D. Pedro IV since 1995; Principal Legal Adviser of the Legal Center near the Portuguese Government since 1993.
João Manuel de Mello Franco	Director	Member of the Board of Directors of José de Mello Participações, SGPS, S.A. since 2002; Vice-Chairman of the Board of Directors of José de Mello Imobiliária since 2002; Chairman of the Board of Directors of José de Mello Residências e Serviços since 2001; Chairman of the Board of Directors of Imopólis (SGFII) since 2001; Chairman of the Board of Directors of Engimais since 2001; Member of the Board of Directors of International Shipowners Reinsurance Co since 1998; Member of our Superior Board from 1996 until 1997; Chairman of the Board of Directors of Soponata-Sociedade Portuguesa de Navios Tanques, S.A. from 1997 until 2001; CEO and Vice-Chairman of the Board of Directors of LISNAVE from 1995 until 1997; Chairman of the Board of Directors of Marconi from 1994 until 1995; Chairman of the Board of Directors of Guiné Telecom from 1994 until 1995; Chairman of the Board of Directors of Companhia Santomense de Telecomunicações from 1994 until 1995; Member of the Board of Directors of CN-Comunicações Nacionais S.A. from 1993 until 1995; Chairman of the Directorate of the Portuguese Association for the Development of Communications from 1993 until 1995; Chairman of the Board of Directors of TMN — Telecomunicações Móveis Nacionais, S.A. from 1991 until 1994; Chairman of the Board of Directors of TLP-Telefones de Lisboa e Porto S.A. from 1989 until 1994; Director of TDC-Tecnologia das Comunicações, Lda. from 1986 until 1989.

Name	Positions Held	Principal Occupation and Business Experience

Gerald S. McGowan	Director	Ambassador of US to Portugal from 1997 until 2001; Member of the Board of Directors of the Overseas Private Investment Corporation (OPIC) in 1996; Member of the Board of Directors of Virginia Port Authority in 2002; Member of Board of Directors of Cellular Telecomunications Industry Association from 1990 until 1998.
Peter Eugene Golob	Director	Head of the Merrill Lynch Global Communications Group for Europe from 1998 until 2001; Head of the Telecoms Media Technology Team and Investment Banking Operating Committee of Deutsche Morgan Grenfell from 1995 until 1998; Head of the Telecoms Industry Investment Banking of S.G.Warburg from 1992 until 1995.
Nuno João Francisco Soares de Oliveira Silvério Marques	Director	Partner of CIDOT, Comunicação e Imagem, Lda. since 2002; Partner of Fundaments from 2000 until 2002; Member of the Board of Directors of Telecel, Comunicações Pessoais, S.A from 1992 until 2000; Member of the Board of Directors of Telechamada S.A from 1994 until 1995; Member of the Board of Directors of Quimigal from 1988 until 1991; Manager of Quimibro, Comércio Internacional de Metais e Mercadorias Lda. from 1980 until 1988.
Thomaz de Mello Paes de Vasconcellos	Director	Managing Partner of TPV, Lda. since 1999; Member of the Board of Directors of Grupo Santogal from 1989 until 1998; Controller of Hubbard Group from 1987 until 1988.
Luis Manuel da Costa de Sousa de Macedo	Secretary- General, Company Secretary	Secretary-General and Company Secretary of Portugal Telecom, SGPS, S.A. Member of the Board of PT Ventures, SGPS, S.A. (ex-Portugal Telecom Internacional, SGPS, S.A.) since 2000; Manager of Image and Communication Department of Portugal Telecom Group since 1999; Member of the Board of Directors of Banco Espírito Santo do Oriente since 1996; Member of the Board of Directors of AMSCO — African Management Services Company since 1996; Member of Management and Executive Board of Portuguese-Angolan Chamber of Commerce and Industry since 1996; Member of the Fiscal Board of UCCLA-União das Cidades e Capitais de Língua Portuguesa since 1996; Chairman of ELO (Associação Portuguesa para o Desenvolvimento Económico e a Cooperação) since 1996; Assistant Senior Manager of the Board of Directors of Marconi responsible for the Company’s Communication Office from 1995 until 1999; Secretary of State of Portuguese Communities from 1992 until 1995; Chef de Gabinet of Minister of the “Quality of Life” from 1981 until 1982; Management Consultant, Manager of Human Resources, General Secretary and Manager of Central International Corporate Department of Marconi in 1982; Legal Advisor of CIP — Confederation of Portuguese Industry and several other companies and employers’ associations from 1974 until 1982.
Francisco José Meira Silva Nunes	Chief Accounting Officer and Manager of Financial Reporting and Consolidation Department	Chief Accounting Officer and Manager of the Financial Reporting and Consolidation Department of Portugal Telecom since 2003; Member of the Board of Directors of PT Pro, S.A. since February 2003 and Member of its Executive Committee since March 2004; Member of the Board of Directors of PT Compras — Serviços de Consultoria e Negociação, S.A. since May 2003; Partner of Audit and Business Advisory Services of Andersen from 1999 until 2002; Manager of Audit and Business Advisory Services of Andersen from 1992 until 1999.

Name	Positions Held	Principal Occupation and Business Experience

Carlos Manuel Mendes Fidalgo Moreira da Cruz	Manager of the Financing and Treasury Department	Manager of the Financing and Treasury Department of Portugal Telecom since 2001; Managing Director of Portugal Telecom International Finance BV since 2002; Member of the Portuguese Privatisation Commission from 1999 until 2001; Advisor to the Secretary of State for Treasury and Finance since 1996 until 1998; Lecturer of Financial Strategy from 1996 until 2001 at MBA Program — IEP/EGP; Assistant Lecturer of Corporate Finance and Macroeconomics at Oporto University from 1987 until 1996; Assistant Lecturer of Firm Valuation from 1994 to 1997 at IESF; Analyst of the Mergers and Acquisitions Department of BPI from 1990 until 1994.
Nuno Bernando Ramires Leiria Fidalgo Prego	Manager of the Investor Relations Department	Manager of the Investor Relations Department of Portugal Telecom since 2004; Head of Equity Research and Telecoms Analyst at BCP Investimento from 2001 until 2004; Portfolio Manager of BPI Fundos from 1999 until 2000; Deputy Director in the Research Department of Banco Finantia from 1996 until 1999.
Miguel Augusto Chambel Rodrigues	Manager of the Control Department	Manager of the Control Department of Portugal Telecom since 2004; Manager and Project Leader of the Strategy and Business Development Department of Portugal Telecom, SGPS, S.A. from 2000 until 2004; Member of the Board of Directors of PT Sistemas de Informação, S.A. from 2003 until 2004; Member of the Board of Directors of PT Ventures, SGPS, S.A. from 2002 until 2004; Project Leader and Consultant at Boston Consulting Group from 1998 until 2000; Analyst at McKinsey and Company from 1993 until 1996.
Maria Paula de Almeida Martins Canais	Manager of the Planning Department	Manager of the Planning Department of Portugal Telecom since 2004; Non-executive Director of Telesp Celular, S.A. from June 2003 until January 2004; Member of the Board of Directors of Telesp Celular Participações, S.A. from January 2002 until June 2003; Executive Vice President of Telesp Celular S.A. from May 2002 until June 2003; Chief Financial Officer of Telesp Celular S.A. from September 2001 until May 2002; Director of Investor Relations of Telesp Celular Participações, S.A. from September 2001 until June 2003; Head of Controlling and Corporate Development Department of Portugal Telecom from 1997 until 2001; Member of the Board of Directors of Telemensagem from 1998 until 1999.
António Manuel Robalo de Almeida	Manager of the Regulatory Department	Manager of the Regulatory Department of Portugal Telecom since 2003. Manager of Regulatory Department of Portugal Telecom, SGPS, S.A. from 2002 until 2003; Manager of Economic Conditions and Regulatory Coordination of PT Comunicações, S.A. since 2000; Manager of Regulation Department of Portugal Telecom, S.A. from 1997 until 2000; Member of the Board of Main Road/Optimus during 1997; Director of New Telecommunications Business of Sonae Group from 1996 until 1997; Member of the Board of Directors of ICP — Instituto das Comunicações de Portugal from 1989 until 1996; Director of Planning and Development of CTT — Correios e Telecomunicações de Portugal, S.A. from 1986 until 1988; Director of Planning of CTT — Correios e Telecomunicações de Portugal, S.A. from 1985 until 1986; Deputy Director of Planning of CTT — Correios e Telecomunicações de Portugal, S.A. from 1984 until 1985; Head of Training Department of CTT — Correios e Telecomunicações de Portugal, S.A. from

Name	Positions Held	Principal Occupation and Business Experience

1983 until 1984; Head of Human Resources Planning of CTT — Correios e Telecomunicações de Portugal, S.A. from 1982 until 1983.
Rita de Sampaio Nunes	Manager of the Competition Department	Manager of the Competition Department of Portugal Telecom since 2004; Head of European Community Affairs of ICP- ANACOM- Autoridade Nacional de Communicações from 2003 until April 2004; Member of the Regulatory Department of Portugal Telecom, SGPS, S.A. from January 2000 until September 2003; Member of the Regulatory Department of Portugal Telecom, S.A. from October 1998 until December 1999; Seconded National Expert in the European Commission — DG Enterprise and DG Information Society from September 1995 until September 1998; Internal Legal Adviser of the Board of Directors of CN — Communicações Nacionais, SGPS, S.A. from April 1993 until August 1995.
Miguel Dias Amaro	Manager of the Internal Audit Department	Manager of the Internal Audit Department of Portugal Telecom since 2004; Assistant to the CEO of Portugal Telecom, SGPS, S.A. from 2003 to 2004; Equity Analyst (telecommunications sector) in Espírito Santo ByM (Madrid office) from November 2000 until December 2002; Assistant to the Secretary of State for Treasury and Finance from November 1999 until October 2000; Equity Analyst (Retail and Pulp and Paper sectors) in Espírito Santo Research from December 1997 until October 1999 (Lisbon office); Head of Sales for Roca Cerâmica e Comércio S.A. from 1994 until 1996; Sales Delegate for Roca Cerâmica e Comércio S.A. from 1991 until 1994.
Abilio Cesário Lopes Martins	Manager of the Communication Department	Manager of the Communication Department of Portugal Telecom since 2003; Head of Corporate Communication of Portugal Telecom from 2002 until 2003; Media Relations Advisor for Portugal Telecom’s Chief Executive Officer and Head of Corporate Communication for PT Brasil from 2000 until 2002; Consultant JLM & Associados Consultants from 1998 to 2000.
Luis Filipe Nunes Cabral Moura	Manager of the Human Resources Department	Manager of the Human Resources Department of Portugal Telecom since 2000; Manager of Human Resources Department of Portugal Telecom, SA from 1998 until 2000; Manager of Banking Supervision Department of Monetary Authority of Macao from 1995 until 1998; Manager of Financial and Human Resources Department of Monetary Authority of Macao from 1993 until 1995; Manager of Human Resources Division of Monetary Authority of Macao from 1991 until 1993; Manager of Macao’s Government Land Department from 1990 until 1991; Manager of Macao’s Government Projects Analysis Department from 1989 until 1990; Operations Research High School Assistant from 1986 until 1989; Economist of a Portuguese Group (SOTRIL) from 1985 until 1986; Economist of Azores’ Planning Department from 1983 until 1985; Adviser of Energy’s Secretary of State from 1983 until 1984; Manager of Plan and Production of Moore Paragon in 1983.

7.	Directors and Executive Officers of Telefónica Internacional.

      The following table sets forth the name and position of each director and executive officer of Telefónica Internacional. The current business address of each person is at Gran Via 28, 7th Floor, Madrid, Spain, 28013, except as otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Telefónica Internacional unless otherwise indicated. Each person listed below is a citizen of Spain, except as otherwise indicated below.

Name	Positions Held	Principal Occupation and Business Experience

José Alvarez-Pallette López	Director, President	Chairman and Chief Executive Officer of Telefónica Internacional since July 24, 2002. He began his career at Arthur Young Auditors in 1987. In 1988, he joined Benito & Monjardin/Kidder, Peabody & Co., where he held various positions in the research and corporate finance departments. In 1995, he joined Valenciana de Cementos Portland (Cemex) as head of the Investor Relations and Studies department. In 1996, he was promoted to Financial Manager for Telefónica in Spain, and in 1998 to General Manager for Administration and Financial Affairs for Cemex Group’s interests in Indonesia, headquartered in Jakarta. José María Álvarez-Pallete joined Telefónica in February 1999 as CFO of Telefónica Internacional. In September of the same year, he became CFO of Telefónica, S.A. He is a member of the following Boards of Directors: Telefónica de España, Telefónica Móviles, Telefónica Móviles España, Telefónica Data, Telefónica Internacional, TPI, Telefónica de Argentina, Telesp, Telefónica CTC Chile, Telefónica de Perú, Cointel, Compañía de Teléfonos de Chile Transmisiones Regionales and Telefónica Larga Distancia de Puerto Rico.
Antonio Pedro de Carvalho Viana Baptista(1)	Director	See “Directors and Executive Officers of Brasilcel.”
Miguel Ángel Gutiérrez(2)	Director	Member of the Board of Directors of Telefónica de Argentina S.A.; President of the Board of Directors of Autopistas del Oeste S.A. del Grupo ABERTIS of Spain; Member of the Consulting Committee of The Rohatyn Group Asset Management; President of ADESPA since December 2003; Vice President of the Foundation of the Spanish Chamber of Commerce since January 2004; Member of the Board of Directors of the Argentinean Chamber of Commerce since March 2002; Member IDEA; Member of the Consulting Committee of CIPPEC; Professor — University Di Tella since; President and CEO of Telefónica de Argentina S.A. from Feburary 2002 to June 2003; Managing Director of Emerging Markets at JP Morgan from 1995 to October 2001. Prior to that time, Mr. Gutiérrez held various positions at JP Morgan during his total 21 years with them.
Javier Nadal Ariño	Director	Director and the Chairman of the Board of Directors of Telefónica del Perú since January 2003. Adjunct General Director of Corporate Regulations of Telefónica, S.A. since November 2002; Chairman of the Board of Directors of Telefónica de Argentina, S.A. between 1995 and 1997; General Telecommunicatons Director (Spanish Public Administration) between 1985 and 1995. During that period, he also worked as the Spanish government’s delegate at Telefónica. Chairman of Retevisión between 1989 and 1994. He has performed professional activities in the industrial sector at Telettra Española in Milan, Italy and at Torrejón de Ardoz, Spain

Name	Positions Held	Principal Occupation and Business Experience

between 1972 and 1977, and has contributed, as an expert, to the United Nations Development Programme in Latin America.
Fernando Xavier Ferreira(3)	Director	See “Directors and Executive Officers of Brasilcel.”
Mario Eduardo Vázquez	Director	See “Directors and Executive Officers of Telefónica.”
Bruno Pedro Philippi Irarrázabal(4)	Director	President of Telefónica CTC Chile. President at Gener S.A. (Chile) from 1989 until 2000; President of Central Puerto S.A. (Argentina) from 1993 until 2000; Director of Empresa Eléctrica San Juan (Argentina) until 2000; President of Chivor S.A. (Colombia) until 2000; President of Mega S.A. (U.S.A.). Member of the Board of Directors of ICARE since 1993; Member of the General Council of Sociedad de Fomento Fabril since 1994; member of the Advisory Board of IBM Latin America since 1999. Board Member of the Institute of the Americas from 1997 until 2001.
Eduardo Caride(2)	Director	Held several positions at Citibank from 1981 until 1990 when he joined Telefónica de Argentina, S.A., where he was responsible for the Finance, Insurance, Internal Auditing, Budgeting and Investor Relations Departments. Head of the Residential Communications Business Unit in 1997. General Manager from 1998 until 2001. Chief Operating Officer of Emergia and Executive Chairman of Telefónica Data and Emergia from June 2001 to September 2003. Executive Chairman of Telefónica Empresas España and America since September 2003.
Alfonso Ferrari Herrero	Director	See “Directors and Executive Officers of Telefónica.”
Enrique Used Aznar	Director	See “Directors and Executive Officers of Telefónica.”
Gregorio Villalabeitia Galarraga	Director	See “Directors and Executive Officers of Telefónica.”
Luis Lada Díaz	Director	See “Directors and Executive Officers of Telefónica.”
Juan Carlos Ros Brugueras	Director	General Secretary and Vice-Secretary of the Administrative Board of Telefónica Internacional S.A. since 1998; Member of the Board of Directors of Telefónica de Argentina S.A.; Member of the Board of Directors of Telecomunicações de São Paulo — TELESP S.A.; Member of the Board of Directors of Telefónica Larga Distancia de Puerto Rico Inc.

(1)	Portuguese citizen.

(2)	Argentinian citizen.

(3)	Brazilian citizen.

(4)	Chilean citizen.

8.	Directors and Executive Officers of Telefónica Móviles.

      The following table sets forth the name and position of each director and executive officer of Telefónica Móviles. The current business address of each person is C/ Goya, 24, 28001 Madrid, Spain, except where otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with Telefónica Móviles unless otherwise indicated. Each person listed below is a Spanish citizen, except as otherwise indicated below.

Name	Positions Held	Principal Occupation and Business Experience

Antonio Pedro de Carvalho Viana Baptista(1)	Chairman and Chief Executive Officer	See “Directors and Executive Officers of Brasilcel.”
Luis Lada Díaz	Director	See “Directors and Executive Officers of Telefónica.”

Name	Positions Held	Principal Occupation and Business Experience

José María Alvarez-Pallete López	Director	Chairman and Chief Executive Officer of Telefónica Internacional since July 24, 2002; CFO of Telefónica Internacional since February 1999; CFO of Telefónica, S.A. since September 1999; Member of the Board of Directors Telefónica de España; Member of the Board of Directors of Telefónica Móviles; Member of the Board of Directors of Telefónica Móviles España; Member of the Board of Directors of Telefónica Data; Member of the Board of Directors of TPI; Member of the Board of Directors of Telefónica de Argentina; Member of the Board of Directors of Telesp; Member of the Board of Directors of Telefónica CTC Chile; Member of the Board of Directors of Telefónica de Perú; Member of the Board of Directors of Cointel; Member of the Board of Directors of Compañía de Teléfonos de Chile Transmisiones Regionales and Member of the Board of Directors of Telefónica Larga Distancia de Puerto Rico. His current business address is at Gran Vía, 28, Planta 9, 28013, Madrid, Spain.
Lars M. Berg(2)	Director	Independent investor, consultant and non-executive board member of several companies in the telecommunications and financial industries since August 2000; Member of the Board of Directors of Eniro AB; Member of the Board of Directors of Ratos AB; Member of the Board of Directors of Net Insight AB; Member of the Board of Directors of Anoto and Member of the Board of Directors of Viamare; Mannesmann AG, Dusseldorf — Executive Board Member since 1999; President and Chief Executive Officer of Telia AB, from 1994 until 1999. His current business address is at Kevinge Strand, 39 B, SE-182 31, Danderyd, Sweden.
Miquel Angel Canalejo Larrainzar	Director	Chairman of our Audit and Control Committee; Member of the Board of Directors of ALCATEL España; Chairman of the Board of Directors of Nazca Capital, S.G.E.C.R. and FYCSA; Member of the Board of Directors of Sodena, S.A.; Vice Chairman of Plan International España; Chairman of the Consultive Commission of Institución Futuro. Chairman and Chief Executive Officer of Alcatel Spain from December 1986 until December 2000; President of Alcatel Latinamérica from January 1996 until September 2000. His current business address is at Po Castellana, 151, 2[o] Drcha., 28046, Madrid, Spain.
Maximino Carpio García	Director	See “Directors and Executive Officers of Telefónica.”
Fernando Xavier Ferreira(1)	Director	See “Directors and Executive Officers of Brasilcel.”
Victor Goyenechea Fuentes	Director	Member of the Board of Directors of Telecomunicações de São Paulo S.A.; Member of the Board of Directors of Corporación IBV, S.A.; Member of the Board of Directors of Hispasat, S.A.; Member of the Board of Directors of Landata Ingeniería S.A.; Member of the Board of Directors of Teltronic, S.A. and Member of the Board of Directors of IP Sistemas, S.A.; Served as Deputy Director General of Banco Bilbao Vizcaya Argentaria since 1986; Managed BBVA’s Telecommunications, Media and Internet Unit; Deputy General Manager at Telefónica de España S.A. from 1974 to 1986. His current business address is at c/Almagro, 14, 2[a] planta, 28010, Madrid, Spain.
Antonio Massanell Lavilla	Director	See “Directors and Executive Officers of Telefónica.”

Name	Positions Held	Principal Occupation and Business Experience

Alfonso Merry del Val Gracie	Director	Chief Executive Officer of Hipermercados Continente (España) from 1976 to 2000; Member of the Board of Directors of NH Hoteles, S.A.; Member of the Board of Directors of J. García Carrión, S.A.; Member of the Board of Directors of Corporación Uriach; Member of the Board of Directors of AEGON Unión Aeguradora, S.A; Served as CEO of the merged Company Carrefour in Spain. His current business address is at Po Castellana, 151, 2[o] B, 28046, Madrid, Spain.
José Fernando de Almansa Moreno-Barreda	Director	See “Directors and Executive Officers of Telefónica.”
Alejandro Burillo Azcarraga(3)	Director	Founding member of Televisa, and participates in different executive positions in various companies such as PanAmSat, Univisión and ECO among others; Founder Grupo Pegaso since 1996; President of the Board of Directors of Grupo Pegaso; Owner of different soccer teams in Mexico; Adviser of the FIFA President; Founder of Casa Lamm, which promotes different artists in Mexico, and participates in beneficial institutions in Mexico. His current business address is at Paseo de los Tamarindos 400-A - Bosques de las Lomas, 05120, Mexico, DF.
Javier Echenique Landiribar	Director	Member of the Board of Directors of Telefónica Móviles México, S.A. de C.V. and, among others, ACS Actividades de Construcción y Servicios, S.A., URALITA, S.A. Willis Iberia, Edhart y Cía. and Grupo Porres (Mexico). Served as a member of the Board of Directors of Telefónica de España, S.A., Sevillana de Electricidad, S.A., Autopistas Concesionaria de España, S.A., Finanzia Banco de Crédito, S.A., Metrovacesa and Grupo AXA Aurora over the last five years. Served from 1990 as executive officer at various areas of BBVA.
José María Más Millet	Director and Secretary	Secretary of the Board of Directors; Member of the Board of Directors of NH Hoteles, S.A.; Member of the Board of Directors of SOSCUETARA, S.A.; Member of the Board of Directors of SOTOGRANDE, S.A.; Member of the Board of Directors of Aumar, S.A.; General Counsel of Telefónica, S.A. from 1997 to April 2001; Member of the Board of Directors of Caja de Ahorro de Valencia, Castellón y Alicante from 1995 to January 2000.
Felix Pablo Ivorra Cano	Executive Vice- President for Brazil and South America	See “Directors and Executive Officers of TCP.”
Ernesto Lopez Mozo	Chief Financial Officer	See “Directors and Executive Officers of TCP.”
Fernando Herrera Santa Maria	Chief Commercial Officer of Telefónica Móviles España, S.A.	Chief Commercial Officer of Telefónica Móviles España, S.A. Mr. Herrera is a member of the board of directors of Telefónica Móviles España, S.A., Telefónica Móviles Mexico, S.A. de C.V. and Chairman of Group 3G UMTS Holding and 3G Mobile AG. Mr. Herrera has eight years of experience in the telecommunications industry holding various managerial positions within the Telefónica Group. Prior to this appointment he acted as general Manager of Resources and Management Control of Telefónica Móviles España. He also serves on the board of directors of Telefónica Móviles Espana S.A.
Antonio Hornedo Muguiro	General Counsel and	General Counsel and Vice-Secretary (non-member) of the Board of Directors. He serves as director of Telefónica Móviles

Name	Positions Held	Principal Occupation and Business Experience

	Vice-Secretary (non-member) of the Board of Directors	El Salvador, S.A. de C.V. and Telefónica Centroamerica Guatemala, S.A. Mr. Hornedo also serves as Secretary (non- member) of Seguros de Vida y Pensiones-ANTARES, S.A. He served as Secretary for Fonditel, EGFP from 1993 to 2000. Until March 1999, he worked as a legal counsel for Telefónica de España.
Ignacio Camarero Garcia*	Chief Operating Officer of Telefónica Móviles España, S.A.	Chief Technology Officer. Mr. Camarero currently also serves on the board of directors of Telefónica Móviles España, S.A. Telefónica I+D, S.A., MobiPay España, S.A., and Telefónica Aplicaciones y Soluciones. From 1996 to 1998 he served as Vice President and General Manager of Southern Europe for Motorola Inc. and from 1998 to 2001 as Manager of Technology at Airtel Espana.
Francisco Ruiz Vinuesa	Executive Vice- President for Mexico, Central America and the Caribbean	Executive Vice-President for Mexico, Central America and the Caribbean. Mr. Ruiz currently serves on the boards of directors of Telefónica I+D, Telefónica Móviles Mexico, S.A. de C.V., Telefónica Móviles El Salvador, S.A. and Telefónica Centroamerica Guatemala, S.A. From 1996 to 2001 he acted as General Manager of Network at Telefónica Móviles España. From 2001 until his appointment to his current position, he served as General Manager of Network Infrastructure for the entire Telefónica Móviles Group.
Javier Aguilera Arauzo	Chief Executive Officer of Telefónica Móviles España, S.A.	Chief Executive Officer of Telefónica Móviles España. He is also a member of the board of directors of Telefónica Móviles España, S.A., MobiPay Espana, S.A., Telyco, S.A., Telefónica I+D, S.A., Telefónica Data, S.A. y Telefónica Soluciones, S.A. From 1993 to 1998, Mr. Aguilera served as chairman of Telefónica Madrid (Cabitel) and from 1998 to 2000 he served as Chief Commercial Officer of Telefónica Wireline Spain.
Manuel Costa Marques	General Manager of Development of Latin American Business	General Manager of Development of Latin American Business. From 1984 until 1990 he served as Executive Board Member of various financial institutions including a brokerage firm, two leasing companies and CISF, a listed Bank, where he was one of the three members of CISF’s Board Executive Committee. From 1990 until 1997 he was President, CEO and major shareholder of SISF, a holding company of various financial companies. SISF later became part of the Banco Portugues de Investimento Group. In 1997 he served as Managing Director of Banco Portugues de Investimento heading privatizations of companies, and as Executive Board member of Finangest, the holding company of all major Portuguese state industrial participations. Mr. Costa Marques also serves as Head of Strategic Planning, M&A and Corporate Finance, and member of the board of directors of Telefónica Internacional, S.A. Mr. Costa Marques also served as a member of the board of directors of Emergia N.V. from June 1999, until December 2002.
Luis Miguel Gilperez Lopez	Executive Director of the International Area of Telefónica Móviles	See “Directors and Executive Officers of TCP.”

Name	Positions Held	Principal Occupation and Business Experience

Jose Moles Valenzuela	General Manager of Telefónica Móviles Mexico	General Manager of Telefónica Móviles Mexico. Mr. Valenzuela also serves on the Board of Directors of Telefónica Móviles Mexico, S.A. de C.V., Telefónica Centroamerica Guatemala, S.A., Telefónica Moviles El Salvador, S.A. de C.V., Telefónica Moviles Peru, S.A.C. and Telefónica Movil Chile, S.A. Mr. Valenzuela began working for the Telefónica group in 1977, where he held various posts with responsibility for fixed-line telephony, engineering, data and mobile telephony in Spain and Argentina. Subsequently, from 1995 to 1996 he was the general manager for Unifon, the then mobile operator of the Telefonica group in Argentina. From 1997 to 2000, Mr. Valenzuela served as general manager of Celular CRT, the mobile operator of the Telefónica group in Brazil. In February 2000, he became the general manager of Telefónica Móvil de Chile.

9.	Directors and Executive Officers of PT Móveis.

      The following table sets forth the name and position of each director and executive officer of PT Móveis. The current business address of each person is Avenida Álvaro Pais Fontes, 02, 1649-041, Lisbon, Portugal, except as otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with PT Móveis unless otherwise indicated. Each person listed below is a Portuguese citizen.

Name	Positions Held	Principal Occupation and Business Experience

Miguel António Igrejas Horta e Costa	Director, President	See “Directors and Executive Officers of Portugal Telecom.”
Carlos Manuel L. Vasconcellos Cruz	Director, Chief Executive Officer	See “Directors and Executive Officers of Brasilcel.”
Pedro Manuel Brandão Rodrigues	Director	See “Directors and Executive Officers of Brasilcel.”
Álvaro José Roquette Morais	Director, Chief Operating Officer	See “Directors and Executive Officers of Brasilcel.”
Diogo Miguel Cabedo Amado Horta e Costa	Director	Executive Vice-President of Portugal Telecom Investimentos Internacionais, SA. since 2004; Marketing & Communication Corporate Director of Portugal Telecom, SGPS, S.A. in 2003; CRM & Knowledge Management General Manager in Portugal Telecom Comunicações Fixas in 2002; Communication Corporate Director of Telesp Celular S.A., São Paulo, Brasil from 2001 to 2002; Marketing & Communication Director in Tradecom (PT e-business unit) in 2000; Senior Corporate Manager — Consulting Services of Dun & Bradstreet Corporation from 1996 until 1999. His current business address is at Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal.

10.	Directors and Executive Officers of TMN – Telecomunicações Móveis Nacionais S.A.

      The following table sets forth the name and position of each director and executive officer of TMN. The current business address of each person is Avenida Álvaro Pais, 02, 1649-041, Lisbon, Portugal, except as otherwise indicated below. Each position set forth opposite an individual’s name refers to a position with TMN unless otherwise indicated. Each person listed below is a citizen of Portugal.

Name	Positions Held	Principal Occupation and Business Experience

Miguel António Igrejas Horta e Costa	Chairman of the Board of Directors	See “Directors and Executive Officers of Portugal Telecom.”
Iriarte José Araújo Esteves	Chief Executive Officer	See “Directors and Executive Officers of Portugal Telecom.”
António Lopes Soares(1)	Director and Vice-President of the Executive Committee	Worked as Chief Financial Officer of Portugal Telecom; Chief Financial Officer of Telecom Portugal; Member Executive Committee of the Telecommunications Business Department of CTT; Business and Financial Officer of the Telecommunications Business Department of CTT.
David José Ferreira Lopes	Director and Executive Officer	Member of the Southern Regional Council of the Electrotechnical Engineering College of the Engineers’ Association since April 2004; Officer of Portugal Telecom Comunicações, Member of the Executive Board in Charge of the Network; Officer, PT Prime and Telepac from 2002 until 2004; Officer of Portugal Telecom Comunicações, Member of the Executive Board in charge of the Network, Information Systems and International Operations supervised by PTC in 2003; Chairman of Timor Telecom and Officer, TPT; Served as General Manager of Infonet Portugal; Managing Director, Networks, PT Comunicações and PT Prime; Engineering Manager, Telesp Celular — São Paulo, Brazil. Following the acquisition of Global Telecom — Santa Catarina and Paraná in, Brazil, he was also responsible for coordinating engineering activities at Global Telecom. Within the scope of the joint venture between Portugal Telecom (Telesp Celular, Global Telecom) and Telefónica Celular, now VIVO, he coordinated engineering activities, reporting to the Vice-President of the joint venture, Technological Sector from 2000 to 2002. Head of the Engineering and Network Development Department of Telesp Celular — São Paulo, Brazil, and also Manager of the Quality Control Division of this company, reporting to the Executive Board of Telesp Celular in 2000; Manager of the Quality Control Division of Telesp Celular — São Paulo, Brazil from 1999 to 2000.
Maria da Graça Galvão de Carvalho	Director and Executive Officer	Executive Officer of TMN since 2001; Planning and Control Manager of TMN from 1997 to 2001.
Pedro Manuel Brandão Rodrigues	Director and Executive Officer	See “Directors and Executive Officers of Brasilcel.”
Luís Filipe de Medeiros Cravo Ribeiro	Director and Executive Officer	President of the Executive Board of the Lusomundo Group from 2002 to 2003; PT Multimédia — Officer and Member of the Executive Board from 2002 to 2003; President of the Executive Board of PT Conteúdos from 2002 to 2003; President of the Board of SPORT TV from 2002 to 2003; President of the Executive Board of the Lusomundo Group from 2001 to 2002; PT Multimédia — Officer and Member of the Executive Board

Name	Positions Held	Principal Occupation and Business Experience

from 2001 to 2002; President of the Board of NTV from 2001 to 2002; President of the Board of Telepac from 1999 to 2001; Officer and Member of the Executive Board of Portugal Telecom Multimedia from 1999 to 2001; PT Conteúdos — Director from 1999 to 2001; Officer of Portugal Telecom Internacional from 1998 to 1999; Executive officer of Sport TV from 1998 to 1999; Officer and Member of the Executive Board at Meditelecom — Morocco from 1998 to 1999.
Maria Etelvina da Conceição Aguiar dos Santos	Director and Executive Officer	Head of the Legal Department and Advisor to the Board of Directors since 1995.
João Amândio Teixeira Goulart de Bettencourt	Director	Joint Coordinator of the Inventory of the Ministry of Culture in 1997; Director of IFADAP since 1996; Member of the Fiscal Council of TELEPAC since 1995; Served as Chief of Office of the Ministry of Public Works and Transport in 1990 and as Chief of Office of the Ministry of Trade and Tourism in 1984 and 1987; Served in several governmental and private positions since 1964.
Manuel Joaquim Barata Frexes	Director	Mayor for the city of Fundão since 2001; Coordinator — Commission of Foreign Affairs and a member of Social Equipment and of the Accompanying Commission for Porto 2001 — Cultural European Capital since 1999; President of the AICEP Management — Association for the Postal and Telecommunications Operators since 1998; President for the PSD Political Commission-Fundão since 1998.

Victor Pereira Dias	Director	President, TRADINGPOR — Empresa de Comércio Externo de Portugal, S.A. since 1986; Officer, TMN — Telecomunicações Móveis Nacionais, S.A. since 2003; Vice-President of the General Meeting of Galp Energia SGPS, S.A. since 2000; President, Corporate Governance Committee, Portugal Telecom SGPA, S.A. from 2000 to 2003; President of the Audit Board of CONTROLAUTO — Controlo Técnico Automóvel since 1998; Officer of Portugal Telecom SGPS, S.A. from 1997 to 2003; Officer of Petróleos Portugal, PETROGAL, S.A. from 1997 to 2000.

     Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the person identified below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Brazilian Information Agent

for the Tender Offer is:

BES Securities

Av. Rio Branco 110, 33° andar
CEP 20040-001 Centro
Rio de Janeiro, Brazil
Telephone: +55 21 3212-3213

The U.S. Information Agent

for the Tender Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885